Exhibit 99.1

BCD Semiconductor Manufacturing Limited

and Subsidiaries

Consolidated Financial Statements as of

December 31, 2011 and 2012 and for Each of the

Three Years in the Period Ended December 31, 2012 and

The Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders of

BCD Semiconductor Manufacturing Limited

We have audited the accompanying consolidated financial statements of BCD Semiconductor Manufacturing Limited and subsidiaries (collectively, the “Company”), which comprise the consolidated balance sheets as of December 31, 2011 and 2012, and the related consolidated statements of income and comprehensive income, shareholders’ equity/capital deficiency, and cash flows for each of the three years in the period ended December 31, 2012, the related financial statement schedule included in Schedule I, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements and the related financial statement schedule in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements and the related financial statement schedule that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCD Semiconductor Manufacturing Limited and subsidiaries as of December 31, 2011 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

March 25, 2013

BCD SEMICONDUCTOR MANUFACTURING LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars)

ASSETS	2011	2012
CURRENT ASSETS
Cash and cash equivalents	$64,136,722	$36,552,677
Restricted cash	7,701,956	10,041,014
Accounts receivable, net	20,443,884	22,742,855
Inventories	27,966,314	34,293,706
Excess value-added tax paid	2,414,366	5,045,518
Receivable from ZiZhu	4,027,537	855,478
Prepaid expenses and other current assets	6,379,189	4,465,101

Total current assets	133,069,968	113,996,349
PROPERTY, PLANT AND EQUIPMENT, NET	66,421,384	92,167,355
LAND USE RIGHT, NET	3,080,828	3,018,451
ACQUIRED INTANGIBLE ASSETS, NET	2,018,551	1,574,519
INVESTMENT IN EQUITY SECURITIES	1,115,161	1,935,490
GOODWILL	284,044	295,167
OTHER ASSETS	3,273,646	7,156,213
TOTAL	$209,263,582	$220,143,544

LIABILITIES AND SHAREHOLDERS’ EQUITY	2011	2012
CURRENT LIABILITIES
Short-term bank loans	$8,300,000	$17,800,000
Accounts payable	17,003,899	21,267,961
Notes payable	21,449,317	14,716,411
Accrued expenses	3,790,503	5,317,098
Payable for purchase of property, plant and equipment	10,675,843	4,578,797
Withholding tax liability	1,827,944	1,830,338
Other current liabilities	2,126,296	3,527,768

Total current liabilities	65,173,802	69,038,373

NONCURRENT LIABILITIES
Deferred rent - noncurrent	120,938	106,080
Performance obligation	3,903,080	3,691,981
Obligation under capital lease - noncurrent	205,953	115,699
Deferred grant - noncurrent	410,705	261,971

Total noncurrent liabilities	4,640,676	4,175,731

Total liabilities	69,814,478	73,214,104

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.001 par value, authorized - 1,000,000,000 shares as of December 31, 2011 and 2012; issued - 111,334,002 and 109,501,416 shares as of December 31, 2011 and 2012, respectively; outstanding - 109,593,222 and 106,859,496 shares as of December 31, 2011 and 2012, respectively	111,334	109,501
Additional paid-in capital	160,242,021	159,071,759
Accumulated other comprehensive income	12,567,986	12,839,758
Accumulated deficit	(33,470,496)	(25,088,936)
Treasury stock - 1,740,780 and 2,641,920 shares as of December 31, 2011 and 2012, respectively	(1,741)	(2,642)

Total shareholders’ equity	139,449,104	146,929,440

TOTAL	$209,263,582	$220,143,544

The accompanying notes are an integral part of the consolidated financial statements.

F- 3

BCD SEMICONDUCTOR MANUFACTURING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In U.S. Dollars)

	Years Ended December 31
	2010	2011	2012
NET REVENUE
IC products	$123,081,411	$129,800,412	$135,195,021
Foundry services	9,749,101	10,062,899	7,649,560

Total net revenue	132,830,512	139,863,311	142,844,581

COST OF REVENUE
IC products (including share-based compensation expense of $114,824, $220,352 and $171,326 for 2010, 2011 and 2012, respectively)	84,806,640	95,446,045	99,236,411
Foundry services (including share-based compensation expense of $6,236, $11,436 and $7,077 for 2010, 2011 and 2012, respectively)	4,517,266	4,953,519	4,123,941

Total cost of revenue	89,323,906	100,399,564	103,360,352

GROSS PROFIT	43,506,606	39,463,747	39,484,229

OPERATING EXPENSES
Research and development (including share-based compensation expense of $181,105, $254,609 and $93,103 for 2010, 2011 and 2012, respectively)	7,548,064	9,962,814	10,713,053
Selling and marketing (including share-based compensation expense of $316,499, $434,128 and $505,820 for 2010, 2011 and 2012, respectively)	7,062,705	8,857,048	10,754,996
General and administrative (including share-based compensation expense of $1,132,758, $1,076,459 and $599,963 for 2010, 2011 and 2012, respectively)	7,473,062	9,138,921	9,924,921
Expenses related to acquired intangible assets	—	415,748	513,788
Impairment loss of acquired intangible assets	—	796,802	—

Total operating expenses	22,083,831	29,171,333	31,906,758

INCOME FROM OPERATIONS	21,422,775	10,292,414	7,577,471

OTHER INCOME (EXPENSE)
Interest income	303,924	1,417,641	1,280,879
Interest expense	(448,311)	(349,704)	(508,852)
Foreign exchange gain (loss)	(935,240)	2,334,263	743,302

(Continued)

BCD SEMICONDUCTOR MANUFACTURING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In U.S. Dollars)

	Years Ended December 31
	2010	2011	2012
Gain on valuation of warrant liability	$613,200	$744,597	$—
Impairment loss on investment	—	(548,735)	(772,912)
Gain on valuation of financial instruments	761,892	21,365	195,441
Other income (expense), net	(6,783)	492,676	850,946

Other income, net	288,682	4,112,103	1,788,804

INCOME BEFORE INCOME TAX EXPENSE	21,711,457	14,404,517	9,366,275
INCOME TAX EXPENSE	1,274,344	935,327	984,715

NET INCOME ATTRIBUTABLE TO SHAREHOLDERS	20,437,113	13,469,190	8,381,560
DEEMED DIVIDEND TO INDUCE CONVERSION OF SERIES C PREFERENCE SHARES INTO ORDINARY SHARES	—	(9,133,333)	—
ALLOCATION OF NET INCOME TO PARTICIPATING CONVERTIBLE PREFERENCE SHAREHOLDERS	(15,771,962)	(195,902)	—

NET INCOME ATTRIBUTABLE TO ORDINARY SHAREHOLDERS	$4,665,151	$4,139,955	$8,381,560

COMPREHENSIVE INCOME
Net income attributable to the Company	$20,437,113	$13,469,190	$8,381,560
Other comprehensive income, net of tax of $0 for each of the years ended December 31, 2010, 2011and 2012
Foreign currency translation adjustments	2,507,055	4,309,261	271,772

Comprehensive income attributable to the Company	$22,944,168	$17,778,451	$8,653,332

NET INCOME PER SHARE ATTRIBUTABLE TO SHAREHOLDERS
Basic - ordinary shares	$0.28	$0.04	$0.08

Basic - convertible preference shares	$0.27	$0.04	$—

Diluted - ordinary shares	$0.17	$0.04	$0.07

Diluted - convertible preference shares	$0.27	$0.04	$—

(Continued)

BCD SEMICONDUCTOR MANUFACTURING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In U.S. Dollars)

	Years Ended December 31
	2010	2011	2012
SHARES USED TO COMPUTE NET INCOME PER SHARE
Basic - ordinary shares	16,908,553	102,556,103	108,553,301

Basic - convertible preference shares	58,235,289	4,852,941	—

Diluted - ordinary shares	27,469,201	109,492,405	112,304,180

Diluted - convertible preference shares	58,594,979	4,866,871	—

The accompanying notes are an integral part of the consolidated financial statements.	(Concluded)

BCD SEMICONDUCTOR MANUFACTURING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY/CAPITAL DEFICIENCY

(In U.S. Dollars)

	Ordinary Shares		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Treasury Stock		Total Shareholders’ Equity (Capital
	Shares	Capital	Capital	Income	Deficit	Shares	Capital	Deficiency)
BALANCE, DECEMBER 31, 2009	16,710,192	$16,710	$11,200,879	$5,751,670	$(58,243,466)	—	$—	$(41,274,207)
Net income	—	—	—	—	20,437,113	—	—	20,437,113
Other comprehensive income	—	—	—	2,507,055	—	—	—	2,507,055
Share-based compensation	—	—	1,751,422	—	—	—	—	1,751,422
Exercise of stock options	515,083	515	130,947	—	—	—	—	131,462

BALANCE, DECEMBER 31, 2010	17,225,275	17,225	13,083,248	8,258,725	(37,806,353)	—	—	(16,447,155)
Net income	—	—	—		13,469,190	—	—	13,469,190
Other comprehensive income	—	—	—	4,309,261		—	—	4,309,261
Proceeds from initial public offerings	30,159,828	30,160	49,054,930	—	—	—	—	49,085,090
Initial public offering expense	—	—	(2,862,834)	—	—	—	—	(2,862,834)
Conversion of preference shares to ordinary shares	63,235,289	63,235	99,639,272	—	(9,133,333)	—	—	90,569,174
Conversion of warrant to purchase preference shares to warrant to purchase ordinary shares	—	—	653,376	—	—	—	—	653,376
Repurchased shares	—	—	(1,495,014)	—	—	(1,740,780)	(1,741)	(1,496,755)
Share-based compensation	—	—	1,996,984	—	—	—	—	1,996,984
Exercise of stock options	713,610	714	172,059	—	—	—	—	172,773

BALANCE, DECEMBER 31, 2011	111,334,002	111,334	160,242,021	12,567,986	(33,470,496)	(1,740,780)	(1,741)	139,449,104
Net income	—	—	—	—	8,381,560	—	—	8,381,560
Other comprehensive income	—	—	—	271,772	—	—	—	271,772
Repurchased shares	—	—	(2,717,416)	—	—	(3,903,150)	(3,903)	(2,721,319)
Retirement of treasury stock	(3,002,010)	(3,002)	—	—	—	3,002,010	3,002	—
Share-based compensation	—	—	1,377,289	—	—	—	—	1,377,289
Exercise of stock options	1,169,424	1,169	169,865	—	—	—	—	171,034

BALANCE, DECEMBER 31, 2012	109,501,416	$109,501	$159,071,759	$12,839,758	$(25,088,936)	(2,641,920)	$(2,642)	$146,929,440

The accompanying notes are an integral part of the consolidated financial statements.

BCD SEMICONDUCTOR MANUFACTURING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

	Years Ended December 31
	2010	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,437,113	$13,469,190	$8,381,560
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,880,859	5,802,229	9,799,682
Impairment loss of acquired intangible assets	—	796,802	—
Loss (gain) on disposal of property, plant and equipment	1,344	(172,806)	(125,757)
Impairment loss on investment	—	548,735	772,912
Share-based compensation expense - employees	1,647,883	1,943,544	1,373,455
Share-based compensation expense - non-employees	103,539	53,440	3,834
Provisions for (reversal of) allowance for doubtful accounts and sales discounts	13,743	(29,233)	374,608
Provisions for warranty reserves	445,251	733,966	900,796
Inventory write down	2,044,215	2,855,816	2,437,157
Deferred income tax	147,355	(88,952)	(815,064)
Gain on valuation of warrant liability	(613,200)	(744,597)	—
Gain on acquisition related contingent consideration	—	—	(147,905)
Gain on valuation of financial instruments	(761,892)	(21,365)	(195,441)
Change in operating assets and liabilities:
Accounts receivable	(1,066,557)	(5,226,652)	(2,673,579)
Inventories	(10,573,282)	(5,915,026)	(8,764,549)
Excess value-added tax paid	(1,460,870)	345,522	(2,631,152)
Prepaid expenses and other current assets	(508,175)	(2,271,949)	(166,943)
Accounts payable	2,257,954	(1,931,025)	4,264,062
Notes payable	5,051,643	5,519,258	(6,732,906)
Accrued expenses	229,281	(1,369,401)	1,526,254
Withholding tax liability	25,979	38,446	2,394
Other current liabilities	529,508	(987,824)	119,382
Deferred rent	(60,396)	(15,064)	(15,087)

Net cash provided by operating activities	21,771,295	13,333,054	7,687,713

CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in restricted cash	187,078	(1,025,201)	(2,311,378)
Acquisitions of property, plant and equipment	(13,950,307)	(28,280,667)	(39,484,264)
Acquisition of land use right	(101,053)	—	—
Proceeds from disposal of property, plant and equipment	13,748	434,837	227,149

(Continued)

BCD SEMICONDUCTOR MANUFACTURING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

	Years Ended December 31
	2010	2011	2012
Increase in other assets	$(12,072)	$(943,553)	$(2,594,116)
Acquisition of investment in equity securities	—	—	(1,586,941)
Acquisition of Auramicro	—	(4,582,068)	—
Returned proceeds from escrow account related to Auramicro acquisition	—	—	208,536
Receivable due from ZiZhu	—	(3,921,475)	3,168,518

Net cash used in investing activities	(13,862,606)	(38,318,127)	(42,372,496)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for offering expenses	(458,295)	(2,404,539)	—
Proceeds received from initial public offerings	—	49,085,090	—
Proceeds from short-term bank loans	12,016,612	8,300,000	18,500,000
Repayments of short-term bank loans	(8,554,838)	(12,039,833)	(9,000,000)
Exercise of stock options	131,462	172,773	169,628
Principal paid under capital lease	(43,746)	(64,517)	(77,317)
Proceeds from performance obligation	—	618,112	—
Repurchase of treasury stock	—	(1,496,755)	(2,721,319)

Net cash provided by financing activities	3,091,195	42,170,331	6,870,992

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,999,884	17,185,258	(27,813,791)
EFFECTS OF EXCHANGE RATE CHANGES	1,511,642	2,234,521	229,746
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	32,205,417	44,716,943	64,136,722

CASH AND CASH EQUIVALENTS, END OF YEAR	$44,716,943	$64,136,722	$36,552,677

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$958,303	$1,040,972	$903,576

Interest paid	$443,144	$354,133	$496,731

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Increase (decrease) in payable for purchase of property, plant and equipment	$(404,198)	$9,912,763	$(6,097,046)

(Continued)

BCD SEMICONDUCTOR MANUFACTURING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

	Years Ended December 31
	2010	2011	2012
TRANSACTION AFFECTING BOTH CASH AND NON-CASH ITEMS
Total charge of offering expenses	$—	$2,862,834	$—
Increase (decrease) in deferred offering expenses	1,956,571	(1,956,571)	—
Decrease (increase) in accrued offering expenses	(1,498,276)	1,498,276	—

Cash paid for offering expenses	$458,295	$2,404,539	$—

Total exercise price of stock options exercised	$131,462	$172,773	$171,034
Increase in other receivables	—	—	(1,406)

Cash received from exercise of stock options	$131,462	$172,773	$169,628

The accompanying notes are an integral part of the consolidated financial statements.	(Concluded)

BCD SEMICONDUCTOR MANUFACTURING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in U.S. Dollars, Unless Otherwise Noted)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

BCD Semiconductor Manufacturing Limited (“BCD”) was incorporated in September 2000 and reincorporated in the Cayman Islands in April 2004. BCD and its subsidiaries (collectively, the “Company”) specialize in the design, manufacture and sale of a broad range of power management semiconductors. The subsidiaries in the

People’s Republic of China (“PRC”) are engaged in manufacturing, research and development as well as sales and marketing activities. The subsidiaries in Taiwan, Hong Kong and the United States of America and the branch in South Korea perform sales and marketing functions and provide logistics services.

Prior to 2009, BCD had two subsidiaries in the PRC: Shanghai SIM-BCD Semiconductor Manufacturing Co.,

Ltd. (“SIM-BCD”) and BCD (Shanghai) Semiconductor Manufacturing Limited (“BCD Shanghai”).

SIM-BCD was established in 2001 and is the manufacturing subsidiary that produces most of the products currently sold by the Company. BCD Shanghai was established in 2005 but had no operating since inception and was dissolved in August 2012.

In November 2009, the Company established BCD Shanghai Micro-Electronics Limited (“BCD ME”). BCD ME was established primarily to assume the outstanding obligations of BCD Shanghai in agreements with government entities including ZiZhu Science-based Industrial Park Development Company. In August 2010, the Company filed documents with relevant PRC authorities to dissolve BCD Shanghai; the dissolution was completed in August 2012. (See Note 15).

In June 2011, the Company acquired 100% of Auramicro Corp. (“Auramicro”) for approximately $4.9 million in cash (see Note 4). After the business of Auramicro was fully integrated into the Company’s, Auramicro began its dissolution in April 2012. The dissolution is in the process of tax authority’s review.

In January 2012, SIM-BCD established a Shenzhen branch, of which the main activities are research and development as well as sales and marketing.

On December 26, 2012, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with Diodes Cayman Islands Company Limited, a wholly-owned subsidiary of Diodes Incorporated (“Diodes”). Pursuant to the Merger Agreement, upon the closing of the merger contemplated by the Merger Agreement, the Company will become a wholly-owned subsidiary of Diodes. The aggregate consideration for the merger is approximately $151 million and will be paid in cash. The merger was completed on March 5, 2013.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of BCD and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company’s financial statements include the allowances for doubtful accounts and sales discounts; valuation of inventories; valuation of derivative instruments; useful lives and commencement of productive use of property, plant and equipment; impairment of investments, acquired intangible assets, goodwill and long-lived assets; valuation allowance for deferred tax assets; accruals for product warranty costs; valuation of warrant liability and share-based compensation expense.

Risks, Uncertainties and Concentrations of Credit Risk

The Company participates in the high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows: the Company’s ability to expand its market share with leading original design manufacturers (ODMs) and original equipment manufacturers (OEMs) as customers, its average selling prices and its sales volumes, costs or product developments, its plans regarding the set up of its second fab, its manufacturing results and the economic political and social conditions in China.

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable and derivatives held for trading. Derivatives with positive fair values at the balance sheet date are evaluated for credit risk. The Company places its cash with financial institutions with high-credit ratings and quality. The counter-parties to the derivatives are reputable financial institutions and business organizations. Management does not expect the Company’s exposure to default by those parties to be material. The Company conducts credit evaluations of customers and requires collateral or other security from its distributors. The Company establishes an allowance for doubtful accounts based upon the aging of the receivables, historical collection data and internal assessments of credit quality.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and deposits in banks which are unrestricted as to withdrawal or use.

Inventories

Inventories are stated at the lower of cost or market value. Cost comprises direct materials, labor and where applicable, indirect labor costs and overhead that have been incurred in bringing the inventories to their present location and condition. Cost is calculated on a weighted average basis. The Company periodically assesses the values of inventories and, when appropriate, writes down the values of inventories through charges to cost of revenue. The assessments are generally based on a comparison of inventory quantities on hand at period end and inventory quantities by shipment forecast of next six months factoring in the seasonality, determined by product line. Progressive rates from 50% to 100% are applied to slow-moving inventories based on aging of the items and shipments made over the last six or twelve months. In addition, qualitative factors, such as whether the product is a new product are considered when appropriate and the values of inventories aged over two years are fully written down.

Excess Value-added Tax Paid

Pursuant to the PRC Provisional Regulation on the Value Added Tax, or VAT, and its implementation rules, any entity engaged in the sale of goods, the provision of specified services and the importation of goods in PRC is generally required to pay VAT at the rate of 17.0% of the gross sales proceeds, less any creditable VAT already paid or borne by such entity or individual. In addition, producers or trading companies who export their products are generally exempted from VAT and are refunded monthly a certain percentage of the VAT they have paid to their suppliers with regard to the exported products. As of December 31, 2011 and 2012, the excess value-added tax paid to the PRC amounted to $2,300,153 and $5,044,255 respectively, of which $1,226,365 and $1,579,159 were to be refunded in the next year due to products export, respectively. To date, the Company has received the 2011 VAT refund at full amount and 2012 VAT refund of $700,688.

Additional amount of Excess VAT were paid and were refundable by Republic of China and Republic of Korea, but the amount were not significant.

Derivative Instruments

A substantial majority of the Company’s revenue is denominated in U.S. dollars, while the manufacturing and operating costs are incurred in RMB. Therefore, changes in U.S. dollars to RMB currency exchange rates could have an impact on the Company’s results of operations and cash flows. Since 2010, the Company uses forward contracts as tools to mitigate the adverse impact on its financial statements caused by fluctuations on the exchange rate (see Note 17). The Company did not enter into foreign currency derivative contracts for any purpose other than risk management.

The Company adopted Accounting Standards Codification (“ASC”) Topic 815, “Derivatives and Hedging,” to account for the derivative instruments. In accordance with ASC Topic 815, a derivative that does not meet the criteria for hedge accounting is classified as a financial asset or a financial liability held for trading. The Company did not designate the forward contracts to be accounted for under hedge accounting. At each reporting period end, the Company evaluates the fair value of derivatives outstanding. If the fair value of the derivative is positive, the derivative is recognized as a financial asset under other current assets; otherwise, the derivative is recognized as a financial liability under other current liabilities. Changes in the fair value are recognized as gain/(loss) on valuation of financial instruments on the consolidated statements of income and comprehensive income.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Certain external costs directly related to the construction of such properties including professional fees, duties and tariffs, equipment installation and shipping costs as well as borrowing costs for qualifying assets are capitalized in accordance with the Company’s accounting policy.

Depreciation commences when the assets are put into service. Property, plant and equipment are depreciated on a straight-line basis over the following estimated useful lives:

Building and related fixtures	40 years
Production related infrastructure and fixtures	10 or 20 years
Manufacturing equipment	3 or 5 years
Electronic equipment	5 years
Software	5 years
Furniture and office equipment	3 or 5 years
Transportation equipment	5 years

Leasehold improvements are depreciated over their useful lives (usually 5 years) or lease term, whichever is shorter.

Goodwill and Acquired Intangible Assets

The Company accounts for goodwill and intangible assets in accordance with ASC Topic 350 “Goodwill and Other Intangible Assets”. Goodwill and intangible assets with indefinite lives are not amortized, but are instead reviewed for impairment annually (or more frequently if impairment indicators arise). The intangible assets with definite lives acquired through business acquisition are amortized from 5 months to 5 years.

Land Use Right

Land use right is recorded at cost less accumulated amortization. Amortization is provided on a straight-line basis over the term of the land use right, which is 50 years.

Impairment of Long-lived Assets and Goodwill

The Company reviews the carrying amount of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Events the Company considers important which could trigger an impairment review include, but are not limited to, the following: (i) significant under performance relative to historical or projected future operating results; (ii) significant changes in the manner of the Company’s use of the acquired assets or the Company’s overall business strategy; and (iii) significant unfavorable industry or economic trends. When those events occur, the Company determines impairment by comparing the carrying amount of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value based on the present value of estimated future cash flows. Based on the impairment test performed in 2011, the Company recorded an impairment loss on long-lived assets of $796,802 in 2011 (see Note 10). There was no sign indicating further impairment indicator on the long lived assets in 2012.

The application of the impairment test requires judgment, including the identification of reporting units, assignments of assets and liabilities to reporting units and the determination of the fair value of each reporting unit. Further, the impairment test involves the use of accounting estimates and assumptions related to future operating results. Consistent with the requirements of ASC Topic 350, the fair values of the reporting units are generally based on discounted cash flow projections that are believed to be reasonable under current and forecasted circumstances, the results of which form the basis for making judgments about carrying values of the reported net assets of the reporting units.

In 2012, the Company adopted the Accounting Standards Update (“ASU”) No. 2011-08, and in accordance with these amendments to ASC Topic 350, a company first assesses the qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the goodwill is impaired. If, after assessing the totality of events and circumstances, a company concludes that goodwill is not more likely than not impaired, a quantitative fair value calculation would not be needed. However, if a company concludes otherwise, the company will perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with ASC 350-30. If the quantitative analysis is necessary, the Company will conduct a two-step goodwill impairment test. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit’s goodwill. The fair value of each reporting unit is estimated using the expected present value of future cash flows. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Based on the quantitative impairment test performed in 2011, the Company deemed no impairment loss on goodwill in 2011. In 2012, the Company performed a qualitative assessment and concluded that it was not more likely than not that the goodwill was impaired. (See Note 10)

Investment in Equity Securities

Investments in equity securities of entities which do not have a readily determinable market value and in which the Company does not have significant influence are accounted for by the cost method. The Company evaluates significant influence by evaluating whether it has the power through its ownership interest, the number of board seats, other management authority they are entitled to and other abilities they have to significantly influence the financial and operating policy decisions of the investee. Under the cost method, the Company records an investment in the equity securities of an investee at cost, and recognizes income when dividends received are distributed from net accumulated earnings of the investee since the date of acquisition by the investor. The net accumulated earnings of an investee subsequent to the date of investment are recognized by the Company only to the extent distributed by the investee as dividends. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as reductions of cost of the investment. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred which is other than temporary and should accordingly be recognized.

The Company adopted the provisions of ASC Topic 320, “Investments—Debts and Equity Securities” and used the guidelines therein to determine whether the impairment of its investment in equity securities accounted under the cost method is temporary or other-than temporary. The Company evaluates whether an event or change in circumstances has occurred in that period that may have a significant adverse effect on the fair value of the investment (an “impairment indicator”). If an impairment indicator is present, it may indicate that a decrease in value of the investment has occurred. In determining whether the decline in value of the investments was other-than-temporary, the Company considers several factors including, but not limited to, its intention and ability to hold the investment, the financial condition and near-term prospects of the investee, severity of impairment, duration of impairment and forecasted recovery of investment. The evaluation for other-than-temporary impairments is a quantitative and qualitative process, which is subject to various risks and uncertainties. The risks and uncertainties include changes in the economic climate, strategy of the Company and management of the investee. Once an indicator for other than temporary impairment exists, the Company determines the fair value of the non-marketable equity investments using the market approach. The market approach includes the use of financial metrics and ratios of comparable public companies. The selection of comparable companies requires management judgment and is based on a number of factors, including but not limited to, comparable companies’ sizes, growth rates, industries and other relevant factors.

Warrant Liability Valuation

The Company adopted ASC Topic 480, “Distinguishing Liabilities from Equity,” and all outstanding warrants that were issued to purchase Series C preference shares were reclassified as a liability and remeasured at fair value. Subsequent changes in fair value of warrant liability were then charged to income. The fair value of the warrant liability is estimated using the Black-Scholes option pricing model, which takes into account the following factors: (i) the exercise price of the warrant, (ii) the estimated fair value of the underlying preference shares, (iii) the expected life of the warrants, (iv) the expected volatility, (v) the risk-free interest rate during the expected life of the warrants and (vi) the expected dividend yield of the underlying preference shares. These assumptions are inherently uncertain and highly subjective. The value of the warrant liability decreased by $613,200 and $744,597 for the years ended December 31, 2010 and 2011, respectively. In February 2011, the Company remeasured the fair value of warrant liability and reclassified it to additional-paid-in-capital as the Series C warrants were converted into warrants to purchase ordinary shares in connection with its initial public offering.

Leases

The Company categorizes leases at their inception as either operating or capital leases. Leases which transfer substantially all benefits and risks incidental to ownership of assets are accounted for as acquisitions of assets and incurrence of obligation at the inception of the lease. Obligations under capital leases are reduced by rental payments net of imputed interest. On certain lease agreements, the Company may receive rent holidays and other incentives. Lease costs are recognized on a straight-line basis without regard to deferred payment terms, such as rent holidays that defer the commencement date of required payments. Additionally, incentives the Company receives are treated as a reduction of its costs over the term of the agreement.

Acquisitions

The Company followed the guidance in ASC Topic 805 “Business Combinations” for its acquisition of Auramicro. Under that guidance, the consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the acquirer, liabilities assumed or incurred by the acquirer to former owners of the acquiree, and equity instruments issued by acquirer. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of the (i) the total of cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over; (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the statements of income and comprehensive income.

The determination and allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions and valuation methodologies requiring considerable management judgment. The most significant variables in these valuations are discount rates, terminal values, the number of years on which to base the cash flow projections, as well as the assumptions and estimates used to determine the cash inflows and outflows. Management determines discount rates to be used based on the risk inherent in the related activity’s current business model and industry comparisons. Terminal values are based on the expected life of products and forecasted life cycle and forecasted cash flows over that period. Determining the useful life of an intangible asset also requires judgment, as different types of intangible assets will have different useful lives.

Repurchase of ordinary shares

The Company accounts for the repurchased ordinary shares using the par-value method as it is required to retire the repurchased shares pursuant to Cayman Island Company Law. The cost of the repurchased shares is deducted from additional paid-in capital account, and the shares are treated as if they were retired. If the Company pays more than the original issue price for the shares, the excess cost is charged to accumulated deficit.

Revenue Recognition

The Company recognizes revenue, net of value-added tax, when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. Revenue from the sale of products is recognized upon shipment (when title and risk passes) to customers, net of accruals for estimated sales returns and allowances. The Company recognizes revenue from the analog foundry service contracts upon completion of the services performed and the shipment of the underlying wafers or ICs manufactured under the contracts.

The majority of the Company’s sales are made through distribution arrangements with third parties. The Company recognizes revenue upon shipment to the majority of those third party distributors under these distribution arrangements. The Company’s arrangements with its distributors do not include price protection provisions. The majority of the Company’s distribution agreements include non-exclusive rights to sell and the agreement to use best efforts to promote and develop a market for the Company’s products in certain regions of the world. The agreements are subject to termination by either party with up to three-month’s notice.

Revenue for the sales made to third party distributors may not be recognized if the Company observes any of the conditions listed below which may indicate that collection is not reasonably assured: (i) shipments to distributors when inventory at a distributor is in excess of three months of supply based on Company’s last three months average shipments to that distributor after taking into account the projected business seasonality. The business seasonality factor is calculated using estimated shipment of next three months divided by shipments of latest three months; (ii) shipments to any distributor for which 10% of its accounts receivable balance is greater than 120 days old; (iii) shipments to any distributor on non-standard sales terms, e.g., extended payments terms, additional rights of returns or allowances, inventory consignments, etc.; (iv) shipments to any new distributor, if such distributor has been qualified as medium or high credit risk; or (v) other indications that may represent the collection of receivable is not reasonably assured. Beyond the aforementioned quantitative factors, management also considers qualitative factors to assess collectability, including but not limited to: credit history of distributors, collateral provided by distributors and current and projected business volumes to determine whether the revenue related to distributors should be recognized upon shipment. Accordingly, revenue of $1,258,312 and $829,949 was not recognized upon shipment as of December 31, 2011 and 2012, respectively. In these cases, revenue is recognized when the revenue recognition criteria are met. Consistent with the recognition of revenue, the related inventory is not relieved at time of shipment.

The Company offers sales incentives to distributors based on the monetary value of sales made to them. Sales discounts are granted to distributors who meet the pre-determined sales targets. Such incentives are accrued for at the time of sales and recorded as a reduction of the related revenue.

The Company provides a warranty for manufacturing defects of its products for a period of two years based on the date of manufacture. The Company provides a warranty accrual that is calculated based on historical experience.

Shipping and Handling Costs

Costs of shipping and handling for delivery of the Company’s products that are reimbursed by customers are recorded as revenue in the statements of income and comprehensive income. Shipping and handling costs are charged to cost of revenue as incurred.

Research and Development

Research and development costs consist of expenditures incurred during the course of planned research and investigation aimed at the discovery of new knowledge that will be useful in developing new products or processes, or at significantly enhancing existing products or production processes as well as expenditures incurred for the design and testing of product alternatives or construction of prototypes. All expenditures related to research and development activities of the Company are charged to operating expenses when incurred.

Foreign Currency Transactions and Translation

The reporting currency of the Company is the U.S. dollar. Foreign currency transactions are recorded in U.S. dollars at the current exchange rate in effect when the transactions occur. Exchange gains or losses derived from foreign currency transactions or monetary assets and liabilities denominated in a foreign currency are recognized in current operations. At the balance sheet date, assets and liabilities denominated in foreign currencies are revalued at prevailing exchange rates with the resulting gains or losses recognized in current operations.

The functional currencies of the Company’s subsidiaries are their respective local currencies. Assets and liabilities are translated at the exchange rates at the balance sheet date, equity accounts are translated at historical exchange rates and revenue, expenses, gains and losses are translated using average rates for the year. Translation adjustments are reported as foreign currency translation adjustments and are shown as a separate component of other comprehensive income in the statements of income and comprehensive income.

Deferred Offering Expenses

In accordance with ASC Topic 340, “Other Assets and Deferred Costs,” offering expenses related to legal, underwriting and accounting fees incurred in connection with the Company’s proposed IPO were deferred and subsequently charged against the gross proceeds of the offering upon the receipt of the capital raised. The Company incurred IPO related expenses amounting to $906,263 in 2011. In February 2011, the Company completed its IPO, the deferred expenses were then charged against the gross proceeds (see Note 20).

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon examination by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provision for income taxes. The Company did not identify significant unrecognized tax benefits for the years ended December 31, 2010, 2011 and 2012. The Company did not incur any interest or penalties related to potential underpaid income tax expenses.

Accounting for Share-based Compensation

The Company adopted the provisions of ASC 718 “Stock Compensation” and ASC 505-50 “Equity Based Payments to Non-Employees” for the share options granted. For options granted to the employees, the Company records share-based compensation expense based on the fair value of the award as of the date of grant and amortizes the expenses over the vesting periods of the options. For options granted to the consultants, the Company records share-based compensation expenses based on the fair value of the award of the earlier of the performance commitment date or the date service is completed. The Company currently uses the Black-Scholes option-pricing model to estimate the fair value of its share-based payments. The Black-Scholes option-pricing model is based on a number of assumptions, including historical volatility, expected life, risk-free interest rate and expected dividends.

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during a period except for those resulting from investments by owners and distributions to owners. Comprehensive income (loss) is reported in the statements of income and comprehensive income.

Fair Value Measurements

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures.” This guidance defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles in the United States of America, and requires that assets and liabilities carried at fair value be classified and disclosed in one of the three categories, as follows:

Level 1:	Quoted market prices in active markets for identical assets and liabilities;

Level 2:	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

In January 2010, the FASB issued an accounting update that amended guidance and clarified the disclosure requirements about fair market value measurement. These amended standards require new disclosures for significant transfers of assets or liabilities between Level 1 and Level 2 in the fair value hierarchy; separate disclosures for purchases, sales, issuance and settlements of Level 3 fair value items on a gross, rather than net basis; and more robust disclosure of the valuation techniques and inputs used to measure Level 2 and Level 3 assets and liabilities. Except for the detailed disclosures of changes in Level 3 items, which are effective for the Company as of January 1, 2011, the remaining new disclosure requirements were effective for the Company as of January 1, 2010. In May 2011, the FASB issued an accounting update that strengthened the disclosure requirements of quantitative information about inputs used in the fair value measurements. The amendment is effective for interim and annual periods beginning after December 15, 2011. The Company has included these new disclosures, as applicable, in Note 17.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, short-term bank loans and accounts payable approximates the fair value due to their short-term maturities. For recognition purposes, the Company measures its forward contracts at fair value on a recurring basis. See Note 17 for further details on fair value measurements.

Recent Accounting Pronouncements

In February 2012, the FASB issued ASU No. 2012-02. This updated provides amendments to ASC Topic 350, “Intangibles - Goodwill and Other - General Intangibles Other than Goodwill”, and permitted an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test. In accordance with this update, an entity will have an option not to calculate annually the fair value of an indefinite-lived intangible asset if the entity determines that it is not more likely than not that the asset is impaired. Permitting an entity to assess qualitative factors when testing indefinite-lived intangible assets for impairment results in guidance that is similar to the goodwill impairment testing guidance in ASU 2011-08. The amendment is effective for interim and annual periods beginning after September 15, 2012. Early application is permitted. As the IPR&D acquired in the Auramicro acquisition were completed or terminated during 2012, the Company had no indefinite intangible assets as of December 31, 2012. As a result, the adoption of ASU 2012-02 had no impact on the Company’s consolidated financial statements.

3.	NET INCOME PER SHARE

Basic and diluted net income per share is computed using the weighted-average number of ordinary shares outstanding during the year. When calculating net income per share, the two class method has been used, and net income has been allocated on a pro rata basis to the ordinary and convertible preference shares to the extent that each class may share income for the period. In years with profits from continuing operations, potential ordinary shares, including options and warrants computed using the treasury stock method, will only have a dilutive effect when the average fair value of ordinary shares during the period exceeds the exercise price of those instruments. For the potential ordinary shares issuable upon conversion of convertible preference shares computed under the if-converted method, they would be excluded from the computation of net income per share if the inclusion will result in antidilutive effect.

The following table sets forth the computation of basic and diluted net income per share attributable to ordinary shareholders.

	Years Ended December 31
	2010	2011	2012
Numerator:
Net income	$20,437,113	$13,469,190	$8,381,560
Deemed dividend to induce conversion of Series C preference shares into ordinary shares	—	(9,133,333)	—
Income attributable to convertible preference shareholders	(15,771,962)	(195,902)	—

Net income attributable to ordinary shareholders	$4,665,151	$4,139,955	$8,381,560

Denominator:
Weighted-average ordinary shares outstanding - Basic	16,908,553	102,556,103	108,553,301
Diluted shares
Options to purchase ordinary shares	10,533,505	6,928,793	3,750,879
Warrants to purchase ordinary shares	27,143	7,509	—

Weighted-average outstanding shares - Diluted	27,469,201	109,492,405	112,304,180

(Continued)

	Years Ended December 31
	2010	2011	2012
Basic net income per share:
Net income attributable to ordinary shareholders	$0.28	$0.04	$0.08

Diluted net income per share:
Net income attributable to ordinary shareholders	$0.17	$0.04	$0.07

			(Concluded	)

As of December 31, 2012, the following ordinary shares, warrants, and options that could allow the holders to purchase potential ordinary shares were outstanding:

Ordinary shares	106,859,496
Number of warrants to purchase ordinary shares	2,152,501
Number of options to purchase ordinary shares, vested or expected to vest	19,178,072

128,190,069

After deducting deemed dividend to induce conversion of Series C preference shares into ordinary shares and income attributable to convertible preference shareholders from income to determine net income attributable to ordinary shareholders, the following warrants and preference shares that could allow the holders to purchase or convert to potential ordinary shares were excluded from the computation of diluted net income per ordinary share as the effects of purchasing or converting those potential ordinary shares and increasing the income attributable to ordinary shareholders following such purchases and conversions would not have been dilutive under the treasury stock method and the if-converted method:

	Years Ended December 31
	2010	2011	2012
Number of warrants to purchase ordinary shares	—	—	2,152,501
Number of warrants to purchase Series C preference shares	1,600,000	1,600,000	—
Series A preference shares	27,660,000	27,660,000	—
Series B preference shares	10,575,289	10,575,289	—
Series C preference shares	20,000,000	20,000,000	—

On February 2, 2011, the Company closed its initial public offering (“IPO”) on the Nasdaq Global Select Market under the symbol “BCDS”. The Company offered a total of 6,000,000 American Depositary Shares (hereafter, referred to as ADSs) representing 36,000,000 ordinary shares. On the basis of the one for six conversion rate of ADS and the Company’s ordinary shares, the basic and diluted earnings per ADS for 2011 were $0.24 and $0.23, respectively, and were $0.46 and $0.45 for 2012, respectively. Upon the completion of the IPO in February 2011, all convertible redeemable preference shares were converted into ordinary shares.

The Company applies the two-class method in accordance with the provisions of ASC Topic 260, “Earnings Per Share,” which established standards regarding the computation of earnings per share by companies with participating securities or multiple classes of ordinary shares. The Company’s Series A through C convertible redeemable preference shares were participating securities due to their participation rights in accordance with the Company’s Articles of Association. As the Series A through C convertible redeemable preference shares were converted into ordinary shares upon the completion of the IPO, the Company ceased applying the two –class method when calculating its earnings per share for the year ended December 31, 2012.

Further, the following table sets forth the computation of basic and diluted net income per share attributable to participating securities holders: (2012: Nil)

	Years Ended December 31
	2010	2011
Numerator:
Income attributable to convertible preference shareholders	$15,771,962	$195,902

Denominator:
Weighted-average convertible preference shares outstanding - Series A through C - basic	58,235,289	4,852,941
Diluted shares
Warrants to purchase Series C preference shares	359,690	13,930

Weighted-average convertible preference shares outstanding - diluted	58,594,979	4,866,871

Basic net income per share:
Net income attributable to convertible preference shareholders	$0.27	$0.04

Diluted net income per share:
Net income attributable to convertible preference shareholders	$0.27	$0.04

4.	ACQUISITION

On June 1, 2011, the Company completed its acquisition of Auramicro Corporation (“Auramicro”) which became a 100% owned subsidiary of the Company. Auramicro designs analog and mixed signal products including power management ICs, LED drivers, and touch screen controllers for LCD panels for targeted markets in data communication, set-top box, LCD monitor, LCD TV, mobile, and LED lighting applications. It has offices in Taipei, Taiwan and in Shenzhen, China. The office in Shenzhen, China was closed in the fourth quarter of 2011. In addition, the Company began to dissolve Auramicro Corporation in April 2012 as all its business and personnel were transferred to the Company’s other subsidiaries. In December 2012, the dissolution was in the process of tax authority’s review. The acquisition was expected to expand the Company’s rapidly growing DC/DC product portfolio with solutions that can leverage the Company’s new fab manufacturing, which started operations in early 2013. The Company acquired Auramicro for a total of approximately $5.6 million in cash. Of the $5.6 million, approximately $4.9 million was paid on June 1, 2011, including $2 million to the selling shareholders, $2 million to discharge a bridge loan owed by Auramicro and $0.9 million into an escrow account. The $0.9 million into the escrow account comprised $0.35 million in contingent performance-based earn-out payment to the selling shareholders, which is payable on the first anniversary of the acquisition and $0.55 million in indemnification hold-back, subject to release on the first anniversary of the acquisition. In June 2012, the Company assessed the performance achieved and indemnification incurred over the 12 months after acquisition and determined to pay 40% of the earn-out payment (approximately $0.14 million) and release the indemnification hold-back (approximately $0.52 million) to the selling shareholders. The rest of earn-out payment amounted to $208,536 was then returned to the Company and recognized as a gain from the fair values change of contingent considerations in 2012. The remaining balance of $0.7 million was earmarked for employee retention purposes, payable at the first and second anniversaries of the acquisition. As the employee retention component of the consideration was intended to benefit the Company but not the selling shareholders, the Company excluded it from the determination of the purchase price based on ASC Topic 805 “Business Combinations”. The Company accordingly recognized an expense of approximately $0.2 and $0.3 million in connection with employee retention for the year ended December 31, 2011 and 2012, respectively, and classified it as general & administrative expense in the consolidated statements of income and comprehensive income. In June 2012, the Company made a payment of approximately $0.2 million related to the retention bonus for employees who had signed the retention agreement and served the Company for the service period required.

The purchase price was determined as follows:

Cash paid for assumption of bridge loan and share sale proceeds minus hold-backs	$4,005,051
Cash paid for indemnification and earn out hold-back	903,657

Total actual payment	4,908,708
Fair value adjustment for contingent consideration (recorded as other receivable)	(60,632)

Total consideration	$4,848,076

The consideration for the purchase price was allocated as follows:

Fair value of net tangible assets
Cash	$326,640
Restricted cash	266,787
Accounts receivable	443,238
Excess value-added tax receivable	154,005
Prepaid expense and other current assets	43,201
Inventory	716,458
Property, plant, and equipment	116,474
Accounts payable	(575,190)
Accrued expense	(44,052)
Other current liability	(285,951)

Fair value of net tangible assets	1,161,610
Intangible assets
Completed technology	2,441,992
Order backlog	138,746
In Process Research & Development (“IPR&D”) acquired	806,826
Goodwill	298,902

Total	$4,848,076

The Auramicro acquisition was accounted for using the purchase method of accounting with the assets acquired and liabilities assumed recorded at their estimated fair values on the acquisition date. The goodwill arising on the acquisition is attributable to future income from new customer contracts, synergy of combined operations, the acquired workforce and future technology that has yet to be designed or even conceived. It is not anticipated that the goodwill will be deductible for income tax purposes. The gross value of tangible assets acquired includes receivables with fair value of $0.4 million which equaled to its gross contractual value. The best estimate at the acquisition date of the contractual cash flows not to be collected was nil. The results of Auramicro’s post-acquisition operation were included in the Company’s consolidated statements of income and comprehensive income. For the period from the date of acquisition (June 1, 2011) to the balance sheet date (December 31, 2011), Auramicro contributed $2.5 million to the total consolidated revenue with gross margin at 38%. Because the R&D activities and administration works were reorganized and shared with other subsidiaries of the Company, the amount involved is fairly small. In connection with the acquisition, the Company spent approximately $75,000 for legal, accounting and valuation services, which was recorded as general and administrative expenses in the statement of income and comprehensive income for the year ended December 31, 2011. The net operating loss incurred by Auramicro for the post-acquisition period in 2011 amounted to $1.0 million, including the impairment loss on acquired intangibles of $0.8 million (see Note 10).

The purchase price allocation and related net asset valuation were determined based on a number of factors, including valuations that considered and utilized generally accepted valuation methodologies such as the income, market and cost approach. The valuations were based on the Company’s assumptions regarding projected cash flows and replacement costs.

The fair values of the completed technology, order backlog and IPR&D were established using a form of income approach known as excess earnings method. In applying this method, future debt-free net income attributable to the intangible assets acquired and a fair rate of return on contributory assets necessary to realize the projected earnings attributable to the intangible assets acquired, were first estimated. Then the estimated fair rate of return on contributory assets necessary to realize the projected earnings attributable to the intangible assets acquired was subtracted from the estimated future debt-free net income attributable to the intangible assets acquired. After that, the resulting excess earnings was discounted to present value based on an analysis of the market data of comparable listed companies and the risk profile of the subject intangible asset and the business taken as a whole.

The estimated debt-free excess earnings discounted to present value plus the tax benefit of amortization provide what is identified as level 3 fair value of the completed technology, order backlog and IPR&D according to ASC Topic 820 “Fair Value Measurement”. The above-mentioned income approach applies unobservable assumptions of updated long-term projected revenues, expenses, capital spending, and other costs, perpetual growth rate as well as a discount rate calculated based on the risk profile of the industry to which the Company belongs and cost of equity and debt perceived in the open market. Estimates of projected revenues, expenses, capital spending, and other costs were performed by management on the basis of historical financial information, obsoleteness of related technology and prospects of the market. Changes in management’s estimates and the unobservable inputs in the Company’s valuation models would change the outcome of the valuation. The estimated projected revenues have the most significantly impact on the fair value determination.

The table below provides quantitative information in respect of level 3 fair value measurements for the completed technology, order backlog, IPR&D, and indemnification hold-back and contingent consideration hold-back in the Auramicro acquisition as of the acquisition date.

Item	Fair Value	Valuation Technique	Unobservable Input	Value or Range
Completed technology	$2,441,992	Income approach	Discount rate Projected 5-year debt free net cash flow	21% $0.2 million to $0.9 million
Order backlog	138,746	Income approach	Discount rate Projected 5-month debt free net cash flow	21% $0.01 million to $0.05 million
IPR&D	806,826	Income approach	Discount rate Projected 5-year debt free net cash flow	22% $(0.2) million to $0.7 million
Contingent consideration	843,025	Present value method	Discount rate Probability of achieving target revenue	8% 90%

The following unaudited pro forma information is for illustrative purposes only and presents the results of operations under U.S. GAAP for the years ended December 31, 2010 and 2011 as though the acquisition of Auramicro had occurred January 1, 2010. The unaudited pro forma financial information is not necessarily indicative of the consolidated results of income in future periods or the results that actually would have been realized had the Company and Auramicro been a combined company during the specified periods. The unaudited pro forma financial information under U.S. GAAP does not reflect any operating efficiencies or cost savings the Company may achieve as a result of the acquisitions.

	Years Ended December 31
	2010	2011
Net revenue	$134,657,033	$141,320,759

Earnings	$19,132,286	$13,053,948

5.	RESTRICTED CASH

Restricted cash is pledged as collateral when the Company enters into agreements with banks for certain banking facilities. As of December 31, 2011 and 2012, the restricted cash of $6,532,452 and $4,468,302 was pledged as collateral for issuance of bank acceptance notes and letters of credit; $609,504 and $5,012,712 was pledged as collateral for forward contracts commitments. (See Notes 14 and 17).

In addition, time deposits of $560,000 were pledged to a supplier as of both December 31, 2011 and 2012 as collateral for purchases.

6.	ALLOWANCE FOR DOUBTFUL ACCOUNTS AND SALES DISCOUNTS

	Years Ended December 31
	2010	2011	2012
Allowance for doubtful accounts
Balance at beginning of year	$118,867	$58,428	$91,684
Additions charged to (reversal from) expenses	(38,104)	33,256	(21,771)
Write-offs	(22,335)	—	(48,617)

Balance at end of year	$58,428	$91,684	$21,296

Allowance for sales discounts
Balance at beginning of year	$668,424	$368,974	$53,618
Additions charged to (reversal from) sales	51,847	(62,489)	396,379
Deductions	(351,297)	(252,867)	(205,352)

Balance at end of year	$368,974	$53,618	$244,645

7.	INVENTORIES

	December 31
	2011	2012
Raw materials	$3,296,812	$3,009,933
Work in process	16,119,268	19,016,904
Finished goods	8,550,234	12,266,869

	$27,966,314	$34,293,706

8.	PROPERTY, PLANT AND EQUIPMENT, NET

	December 31
	2011	2012
Building and related fixtures	$36,154,482	$47,190,188
Manufacturing equipment	69,890,504	88,211,730
Production related infrastructure and fixtures	—	3,893,667
Electronic equipment	10,036,750	11,447,597
Leasehold improvements	6,767,610	7,371,260
Software	7,122,320	8,252,776
Furniture and office equipment	481,620	510,685
Transportation equipment	189,591	151,518
Construction in progress	1,757,683	—
Prepaid on equipment purchases	3,069,069	785,699

	135,469,629	167,815,120
Less: Accumulated depreciation	(69,048,245)	(75,647,765)

	$66,421,384	$92,167,355

The Company has purchased equipment from Techlink Semiconductor and Equipment Co. (“Techlink”), a reseller of used semiconductor equipment. One of the Company’s shareholders and directors is a director of Techlink and owns a majority interest in Techlink. Manufacturing equipment costing $1,279,964 and $679,076 was acquired from Techlink on an arms-length basis in 2011 and 2012, respectively. Payables to Techlink for the purchase of equipment at December 31, 2011 and 2012 were $270,719 and nil, respectively.

The Company has mortgaged the building along with its land use right located in the ZiZhu Science Park as collateral under the banking facility agreement with Bank of Nanjing (see Note 13). The carrying value of mortgaged building and land use right was $14,030,024 and $13,690,288 as of December 31, 2011 and 2012, respectively.

The capitalized interest of the Company for 2010, 2011 and 2012 was nil, nil and $150,334, respectively.

Depreciation expense for 2010, 2011 and 2012 was $3,816,258, $5,318,563 and $6,867,175, respectively.

9.	LAND USE RIGHT, NET

	December 31
	2011	2012
Land use right	$3,478,420	$3,486,942
Less: Accumulated amortization	(397,592)	(468,491)

	$3,080,828	$3,018,451

All land in the PRC is owned by the PRC government. Limited liability companies, joint stock companies, foreign-invested enterprises, privately held companies and individual natural persons must pay fees for granting of rights to use land. Legal use of land is evidenced and sanctioned by land use certificates issued by the local municipal administration of land resources. Land use rights granted for industrial purposes are limited to a term of no more than 50 years. See Note 15 for the Company’s discussion of contingencies related to the land use right.

Amortization expense for 2010, 2011 and 2012 was $64,601, $67,918 and $69,631, respectively. The estimated amortization expense for each of the five succeeding years is $69,926.

10.	ACQUIRED INTANGIBLE ASSETS AND GOODWILL

All of the Company’s acquired intangible assets and goodwill arose from the acquisition of Auramicro in June 2011 (see Note 4). As of December 31, 2011 and 2012, the carrying amount of goodwill was approximately $0.3 million. Acquired intangible assets consisted of the following:

	As of December 31
	2011	2012
Cost
Completed technology	$2,320,606	$2,541,997
Order backlog	131,849	137,013
In Process Research & Development (“IPR&D”)	766,721	666,233

	3,219,176	3,345,243

Less: Accumulated expenses related to acquired intangible assets
Completed technology	(270,737)	(736,897)
Order backlog	(131,849)	(137,013)
In Process Research & Development (“IPR&D”)	—	(67,523)

	(402,586)	(941,433)

Less: Accumulated impairment
Completed technology	(221,892)	(230,581)
Order backlog	—	—
In Process Research & Development (“IPR&D”)	(576,147)	(598,710)

	(798,039)	(829,291)

Carrying amount
Completed technology	1,827,977	1,574,519
Order backlog	—	—
In Process Research & Development (“IPR&D”)	190,574	—

	$2,018,551	$1,574,519

In Process Research & Development (“IPR&D”) is deemed completed if associated projects have reached technology feasibility or terminated if associated projects are abandoned. During 2012, IPR&D of $128,354 was deemed completed and reclassified into completed technology, to be amortized over 2 to 5 years, while IPR&D of $65,713 was terminated and expensed.

The completed technology and order backlog acquired from Auramicro was amortized over 5 years and 5 months, respectively, with no residual value. The Company therefore recorded an amortization expense of $415,748 and $448,075 for the year ended December 31, 2011 and 2012, respectively. The Company expects to record amortization expense of its existing completed technology of $476,598 in 2013, $456,908 in 2014, $442,844 in 2015, $191,869 in 2016 and $6,300 in 2017.

On December 1, 2011, the Company deemed an impairment indicator existed for Auramicro’s business due to the rapidly declining demand for its products in the second half of 2011. As a result, the Company conducted an evaluation of Auramicro’s long-lived assets for impairment on December 1, 2011. The estimated undiscounted cash flows related to the long-lived assets were less than their carrying values and therefore the Company calculated the fair value of the long lived assets by performing a discounted cash flow analysis. As a result of the impairment test performed, the Company recorded an impairment loss of $796,802 on its acquired intangible assets for the year ended December 31, 2011, to write down their carrying amounts to fair values. In 2012, the Company evaluated its long-lived assets and concluded there was no impairment indicator identified for long-lived assets.

The Company then further performed a two-step test to determine whether the goodwill acquired was impaired on December 1, 2011. As the goodwill acquired was attributable to Auramicro, the Company first compared the carrying amount and fair value of assets assigned to Auramicro (including goodwill). The fair value was higher than the carrying value, resulting from the estimated profit growth over the year of 2014 and the improvement of economic environment thereafter. Accordingly, the second step was not required and no impairment loss on goodwill was recognized for the year ended December 31, 2011.

The Company determined the fair value of its intangible assets and implied fair value of goodwill using the income approach on December 1, 2011. The income approach includes the use of a weighted average of multiple discounted cash flow scenarios of reporting unit, which requires the use of unobservable inputs (Level 3), including assumptions of updated long-term projected revenues, expenses, capital spending, and other costs, perpetual growth rate as well as a discount rate calculated based on the risk profile of the Company’s industry and cost of equity and debt perceived in the open market. Estimates of projected revenues, expenses, capital spending, and other costs were prepared by management, which was on the basis of historical financial information, obsolescence of the related technology and perspective of the market. Changes in management estimates to the unobservable inputs in the Company’s valuation models would change the valuation. The estimated projected revenue is the assumption that most significantly affects the fair value determination.

Below table provides quantitative information in respect of level 3 fair value measurement for completed technology and IPR&D which were used in valuation performed on December 1, 2011.

Item	Fair Value	Valuation Technique	Unobservable Input	Value or Range
Completed technology	$1,860,243	Income approach	Discount rate Projected 5-year debt free net cash flow	26% $0.2 million to $1 million
IPR&D	190,278	Income approach	Discount rate Projected 4-year debt free net cash flow	28% $(0.3) million to $0.6 million

Pursuant to ASU No. 2011-08, the Company selected to perform a qualitative assessment in connection with its annual goodwill impairment test for the year ended December 31, 2012. The assessment involves, but not limited to the factors such as production cost, financial performance, industry and market condition, relevant entity-specific events, and macroeconomic conditions. The Company first considered the macroeconomic development in the regions where its major operations located along with the semiconductor industry/market conditions, such as the statistics and forecast on the scale and growth for the industry on a worldwide and regional basis and assessed how this would impact on the Company’s business. Based on the assessment, the Company then estimated the future growth in its sales and made a forecast. Fluctuations in production cost such as raw material prices and labour costs as well as changes in product portfolios are also considered when evaluating the Company’s financial performance. These factors were considered both individually and in the aggregate, that could affect the significant inputs used to determine the fair value of the goodwill since the last assessment. In addition, the Company was subsequently acquired by Diodes at a price of $154 million (including the fair value of shares owned by Diodes) which was greater than the Company’s book value of $146 million at the measurement date. By taking into account the aforementioned factors, the Company concluded goodwill was not more likely than not impaired and therefore the quantitative step was not performed.

11.	INVESTMENT IN EQUITY SECURITIES

In May 2008, the Company’s subsidiary, SIM-BCD, acquired an 11% interest in the equity of Dayan Technology Industry Co., Ltd. Shenzhen (“Dayan Shenzhen”) for RMB10,510,000 (approximately $1.5 million) in cash. As the Company does not have significant influence on Dayan Shenzhen’s operations, the investment is accounted for under the cost method. In 2011 and 2012, Dayan Shenzhen incurred net operating losses of RMB14.7 million and RMB8.3 million, respectively, which were mainly due to the recognition of impairment on its operating assets and declining demand of its products. The Company considered this as an indicator of other-than-temporary impairment.

According to ASC 320 and ASC 820, once an indicator for other-than-temporary impairment exists, the Company should determine the fair value of the non-marketable equity investments using valuation technique. Management has set forth the Company’s valuation policies and procedures for the impairment test and is responsible for reporting to Audit Committee regarding the changes in fair value and reasonableness of the underlying assumptions utilized in the valuation whenever the impairment test is performed.

Due to a continued inactive market value and illiquid nature, the Company performed an impairment indicator analysis and then concluded that indicators for other-than-temporary impairment related to Dayan Shenzhen were present as of December 31, 2011 and 2012. Pursuant to the established policies, the Company employed an internal valuation model in 2011 as well as a third-party appraisal in 2012 to determine the fair value of equity investment in Dayan Shenzhen using the market approach based on management’s projections. Fair value then determined was classified as Level 3. Significant unobservable variables utilized in market approach include lack of marketability discount and adjusted market multiple. The Company employed the guideline company method in its utilization of market approach. This method employed the market prices of the guideline companies engaged in the same or a similar line of business as that of Dayan Shenzhen. Stocks of these guideline companies are actively traded in a public market. As Dayan Shenzhen has suffered continuous losses for years, the Company determined to use revenue as the market multiple and applied an adjustment for the Company’s growth and risk. The adjusted market multiple is the assumption that most significantly affects the fair value determination. Any increase in adjusted market multiple would increase the fair value of Dayan Shenzhen while the increase in lack of marketability discount would result in a lower fair value of Dayan Shenzhen.

The fair value of Dayan Shenzhen thereby determined is categorized as level 3 fair value measurements. The Company assessed the fair value of Dayan Shenzhen as of December 31, 2011 and 2012, on the basis of business and market data then available and recorded investment impairment losses of approximately $548,735 and $772,912, respectively.

Below table provides quantitative information in respect of level 3 fair value measurement for the equity investment in Dayan Shenzhen which was used in valuation performed on December 31, 2012.

Item	Fair Value	Valuation Technique	Unobservable Input	Value or Range
Equity investment in Da	$344,526	Market approach	Indicated value	$8.7 million
Yan Shenzhen			Marketability discount Adjusted market multiple	25% 0.6

In March 2012, the Company’s subsidiary, SIM-BCD, acquired a 4.99% interest in the equity of Shanghai SIMAT Micro-electronics Technology Company Limited (“SIMAT”) for RMB10,000,000 (approximately $1.59 million) in cash. As the Company does not have significant influence on SIMAT’s operations, the investment is accounted for under the cost method. As of December 31, 2012, there was no indicator that an other-than-temporary impairment existed.

12.	INCOME TAX

BCD is not subject to income or other taxes in Cayman Islands, and its subsidiaries are subject to taxes of the jurisdiction where they are located.

SIM-BCD, one of the Company’s PRC subsidiaries was entitled to a five-year tax holiday for exemption from PRC income tax for two years commencing from the first profit making year after utilizing all prior year tax losses and thereafter a 50% relief from PRC income tax for the next three years. On January 1, 2008, the new PRC Enterprise Income Tax Law (“New Law”), its implementation rules and Guofa 2007 No. 39 (“Circular 39”), took effect simultaneously. These new rules and regulations provide a uniform enterprise income tax rate for PRC enterprises of 25% and provide a transition period for preferential lower tax rates and tax holidays under the previous tax laws, regulations and relevant regulatory documents. According to the New Law and the implementation rules, SIM-BCD’s first profit making year was 2008 when it used all of the prior year tax loss carry forwards, and therefore is required to transit its enacted rate from 15% to 25% during a five-year transition period through 2012. As a result of the implementation of the New Law and regulations, the applicable tax rates for SIM-BCD are as follows:

SIM-BCD
2008 and 2009	—
2010	11.0%
2011	12.0%
2012	12.5%
2013	15.0%
2014 and thereafter	25.0%

The New Tax Law also allows state-encouraged High and New Technology Enterprises to be eligible for a reduced enterprise income tax rate of 15%. In October 2011, SIM-BCD obtained the certification of High and New Technology Enterprise, which is effective for 3 years from 2011 through 2013. As a result, SIM-BCD is entitled to a preferential income tax rate of 15% in 2013. If SIM-BCD continues qualifying as High and New Technology Enterprise, then its applicable tax rate would be 15% for 2014 and afterwards. However, currently there is no guarantee that it will be able to re-obtain this qualification in 2014.

Another PRC subsidiary of the Company, BCD Shanghai, was also entitled to a five-year tax holiday as being a manufacturing enterprise established before the promulgation of the New Law. However, it was dissolved in August 2012 due to changes in Company’s strategy and business needs.

BCD ME, established in November 2009, commenced its operation in July 2010, and is subject to a tax rate of 25% in 2010 to 2012. The Company intends to qualify BCD ME as a High and New Technology Enterprise, but currently there is no guarantee that it will be able to obtain this qualification.

The Company’s other subsidiaries are subject to respective local income tax laws, including those of the United States of America, the Republic of China (Taiwan), Hong Kong and Republic of Korea. The Company acquired Auramicro in June 2011, which was incorporated in Cayman Islands and not subject to income or other taxes in Cayman Island. Auramicro’s Taiwan and Shenzhen office are subject to taxes of Republic of China (Taiwan) and PRC, respectively. By the end of 2011, the Shenzhen office was liquidated without any liability for local income tax in arrears or penalty. By the end of 2012, the dissolution of Auramicro’s Taiwan office is in the process of tax authority’s review. However, the Company expects there will not be significant tax in arrears.

The Company adopted the provisions of ASC Topic 740, “Income Taxes” and assessed the likelihood of favorable or unfavorable results of each tax position (including the potential application of interest and penalties) based on technical merits and the presumption that the tax position would be examined by the appropriate taxing authority that has full knowledge of all relevant information. As of December 31, 2012, the Company had not recorded any tax liability based on the results of its assessment.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations can be extended to five years under special circumstances, which are not clearly defined (but an underpayment of tax liability exceeding RMB100,000 is specifically listed as a special circumstance). In the case of a related party transaction, the statute of limitations is 10 years. There is no statute of limitation in the case of tax evasion. Based on the aforementioned tax law, BCD’s PRC subsidiaries are subject to tax examination in respect to past years at the tax authority’s discretion. To date, the tax returns from 2010 to 2011 of SIM-BCD were examined by the tax authority resulting in no significant tax liability.

Income (loss) before income taxes consisted of:

	Years Ended December 31
	2010	2011	2012
Cayman Islands	$(2,187,760)	$(191,712)	$(2,976,380)
Foreign	23,899,217	14,596,229	12,342,655

Total income before income taxes	$21,711,457	$14,404,517	$9,366,275

Income tax expense consisted of:

	Years Ended December 31
	2010	2011	2012
Current	$1,126,989	$1,024,279	$1,799,779
Deferred	147,355	(88,952)	(815,064)

Income tax expense	$1,274,344	$935,327	$984,715

Subsidiaries of BCD file separate income tax returns. A reconciliation of the significant differences between the statutory income tax rate in China and the effective income tax rate on pretax income or loss is as follows:

	Years Ended December 31
	2010	2011	2012
Statutory tax rate	25.00%	25.00%	25.00%
Effect of different tax rates in different jurisdictions	0.60%	4.19%	13.80%
Income exempted or (expense not deductible) for tax purpose	(9.20%)	(8.87%)	(7.98%)
Effect of additional deduction of research and development expense for tax purposes	(3.79%)	(5.77%)	(9.63%)
Benefit of tax holiday	(8.01%)	(8.12%)	(24.62%)
Effect of tax rate change	(0.01%)	0.01%	5.26%
Change in valuation allowance	1.30%	(0.12%)	8.70%
Others	(0.02%)	0.17%	(0.02%)

Effective tax rate	5.87%	6.49%	10.51%

Major factors driving a lower effective tax rate includes:

•

Effect of different tax rates in different jurisdictions; it represents the net impact on the statutory tax rate derived from the overall income or loss of non-PRC entities, substantially the parent company and the Hong Kong subsidiary.

•

Income exempted or expense not deductible for tax purposes: it represents the tax impact of the differences between financial and taxable income under the applicable tax law in each jurisdiction, primarily consisting of the exempted offshore income of the subsidiary.

•

Effect of additional deduction of research and development expenses: it represents the tax impact of 50% additional deduction based on the research and development expense permitted by PRC tax authorities while filing annual income tax in accordance with PRC income tax and its implement regulations.

•	Benefit of tax holiday: it represents the impact of the five-year tax holiday granted to SIM-BCD on the effective tax rate.

The components of deferred tax assets and liabilities were as follows:

	December 31
	2011	2012
Deferred tax assets
Loss carry forward	$213,984	$243,723
Inventory reserves	380,613	704,958
Accruals	352,232	534,012
Impairment of investment	138,214	331,894
Performance obligation	—	978,161
Others	134,100	154,526

Total deferred tax assets	1,219,143	2,947,274
Valuation allowance	(331,876)	(1,209,101)

Deferred tax assets, net of valuation allowance	887,267	1,738,173

Deferred tax liabilities - gain on valuation of financial instrument	(97,907)	(128,365)

Net deferred income tax assets	$789,360	$1,609,808

Deferred tax assets
Current	$622,424	$1,066,795

Non-current	$166,936	$543,013

The valuation allowance relates to temporary differences for which the Company believes that realization is not more likely than not. The valuation allowance increased by $877,225 in 2012, due to the provision made for loss carry forward generated by BCD Taiwan’s operation and the performance obligation generated in BCD ME. BCD ME’s commitments under the performance obligation were satisfied in December 2012 (See Note 15) and therefore, for tax purposes the full amount was recognized as income, which generated a related timing difference and deferred tax asset. Loss carry forwards recognized at the end of 2011 were generated by BCD ME and then utilized as the result of the satisfaction of performance obligation in 2012. The net operating loss carry forwards generated by BCD Taiwan will expire in 2021 through 2022 if not utilized. As of December 31, 2012, the net operating loss carry forward resulting from BCD Taiwan and temporary difference generated by BCD ME amounted to $1,433,666 and $4,589,099, respectively. The Company estimated the loss carry forward generated by BCD Taiwan and temporary difference generated by BCD ME would not be realized, or would be only partially realized, and made a provision of the related deferred tax assets, respectively.

Aggregate undistributed earnings of the Company’s subsidiary located in the PRC that are available for distribution at December 31, 2012 are considered to be indefinitely reinvested and accordingly, no provision has been made for the dividend withholding taxes that would be payable upon the distribution of those amounts to the parent company. As of December 31, 2012, the undistributed earnings of that subsidiary amounted to $40.2 million.

The aggregate amount and per share effect for the tax holiday through 2010 to 2012 are as follows:

	Years Ended December 31
	2010	2011	2012
The aggregate dollar effect	$1,739,596	$1,169,034	$2,306,332

Per share effect - basic - ordinary shares	$0.02	$0.01	$0.02

Per share effect - diluted - ordinary shares	$0.01	$0.01	$0.02

Per share effect - basic - preference shares	$0.02	$0.01	$—

Per share effect - diluted - preference shares	$0.02	$0.01	$—

13.	SHORT-TERM BANK LOANS

In September 2011, SIM-BCD entered into a banking facility agreement with the Bank of Nanjing for a credit line of RMB180,000,000 (approximately $29 million) which may be drawn down in short-term loans, issuances of bank acceptance notes or issuances of letters of credit, etc. This banking facility was valid through September 26, 2012, and was collateralized by the Company’s building along with its land use right located in ZiZhu Science Park. In September 2012, this banking facility agreement was renewed under the same terms with the exception of the credit line which was increased to RMB210,000,000 (approximately $33 million). The renewed banking facility is valid through September 19, 2013. Under the loan agreement with the Bank of Nanjing, the proceeds from the loans are only for the purpose of funding SIM-BCD’s working capital and, so long as an amount of the loan is outstanding, SIM-BCD shall not, unless with the prior consent from Bank of Nanjing, engage in any reorganization, joint venture, merger or consolidation or from taking any other action that could change the debtor-creditor relationship between SIM-BCD and the Bank of Nanjing or otherwise affect the rights of the Bank of Nanjing as creditor.

In December 2012, SIM-BCD also entered into a banking facility agreement with the Agricultural Bank of China for a credit line of RMB76,000,000 (approximately $12 million) which may be drawn down in short-term loans, issuances of bank acceptance notes or issuances of letters of credit, etc. Under the agreement, unless with prior consent of the Agricultural Bank of China, so long as any debt is outstanding, SIM-BCD shall not engage in any reorganization, joint venture, merger, consolidation of taking any other action that could change the debtor-creditor relationship or otherwise affect the rights of the Agricultural Bank of China as a creditor. The draw-downs can only be used for the purpose as specified in this agreement. This banking facility agreement is valid through November 27, 2013. BCD ME provided two-year guaranty for liabilities arising under such agreement starting from maturity date of various debts specified in the agreement or the date Agricultural Bank of China made the payment for SIM-BCD under acceptance of bill of exchange, letter of guaranty and letter of credit with discounted margin.

As of December 31, 2011 and 2012, SIM-BCD had outstanding U.S. dollar-denominated short term loans of $8.3 million and $17.8 million, respectively. The $8.3 million of loans outstanding as of December 31, 2011, consisting of five separate draw-downs under the credit line granted by Bank of Nanjing, are on fixed interest basis with interest rates from 5% to 6% per annum. The $17.8 million of loans outstanding as of December 31, 2012 consist of seven separate draw-downs under the credit line granted by Bank of Nanjing, bearing fixed interest basis with interest rates from 4.5% to 6.0% per annum, and one draw-down under the credit line granted by Agricultural Bank of China, bearing floating interest rate at 4.04%. The floating interest rate is adjusted every twelve months based upon LIBOR plus 0.8%. In addition, Agricultural Bank of China charged us 2.4% on the draw-down as service fee.

Due to the short term nature of the maturities, the fair value of the Company’s borrowings approximates their carrying amounts.

14.	NOTES PAYABLE

A bank acceptance note, also known as banker’s acceptance, is a note drawn by the issuer and accepted by a bank. Upon bank’s acceptance, the payment of the note is guaranteed by the bank. In addition to the credit line disclosed in Note 13, in December 2012, SIM-BCD also entered into a banking facility agreement with the China Citic Bank for a credit line of RMB50,000,000 (approximately $8 million) which may be drawn down in issuances of letters of credit, etc. This banking facility was valid through August 15, 2013, and was collateralized by BCD ME. The Company uses bank acceptance notes as payment instruments to some of its suppliers. Except for the bank charges of 0.05% of the principal amount at issuance, these bank acceptance notes are non-interest bearing and are generally due within six months of issuance. The fair value of the Company’s notes payable approximates their carrying amounts due to the short term nature of the maturities. As of December 31, 2011 and 2012, the credit line for bank acceptance notes granted to the Company totaled RMB192,858,167 and RMB264,413,429, respectively. Under the agreements entered into for issuance of bank acceptance notes, the Company is required to maintain a savings balance at an amount not lower than 30% of the total balance of notes issued and outstanding. As a result, time deposits totaling $6,434,795 and $4,414,923 were pledged as collateral of bank acceptance notes outstanding as of December 31, 2011 and 2012, respectively.

15.	COMMITMENTS AND CONTINGENCIES

Capital Commitments

As of December 31, 2012, the Company had commitments in respect of future capital expenditures in the amount of $3,281,418, of which $785,699 was prepaid to suppliers.

Operating Leases

The Company leases office space, manufacturing facilities and office and transportation equipment under noncancelable operating leases with various expiration dates through 2014. In addition, the Company leased manufacturing facilities located in Shanghai from Shanghai SIMIC Electronics Co., Ltd. (“SIMIC”) with various expiration dates through 2014. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. The Company renegotiated the lease agreement, which is effective starting from January 1, 2011, with SIMIC to replace the original ones. The new agreement extends the lease period to the end of 2020, and does not include rent escalation provisions.

Rent expenses for 2010, 2011 and 2012 were $1,078,591, $1,456,600 and $1,631,726, respectively, of which $449,567, $549,278 and $563,132, respectively, were related to the lease with SIMIC.

As of December 31, 2012, future minimum rental payments under the non-cancelable leases were as follows:

2013	$1,471,275
2014	717,500
2015	603,034
2016	580,676
Thereafter	2,322,702

$5,695,187

Warranty Liabilities

	Years Ended December 31
	2010	2011	2012
Balance at beginning of year	$483,013	$494,346	$445,363
Balance carry-forward from Auramicro	—	49,787	—
Additions charged to costs	445,251	733,966	900,796
Deductions	(433,918)	(832,736)	(895,466)

Balance at end of year	$494,346	$445,363	$450,693

The Company provides a warranty for manufacturing defects of its products for a period of one to two years based on the date of manufacture. The Company estimates the warranty liabilities based on historical experience and records the amount to cost of revenue. Warranty liabilities are included in other current liabilities on the consolidated balance sheets.

Contingencies

Indemnities - The Company indemnifies certain distributors and end-customers against product liability and intellectual liability claims. It is not possible to determine the amount of potential liability under these indemnification obligations due to lack of prior claims.

Flextronics - On August 5, 2009, the Company received a letter from a law firm representing Flextronics International Limited and its subsidiaries, or Flextronics, alleging infringement of a U.S. patent owned by a Flextronics subsidiary by certain of the Company’s products. Flextronics also expressed its intention for a possible commercial settlement in its letter. On October 28, 2009, the Company offered a goodwill payment of $500,000 to Flextronics, with payment conditions subject to further agreement by the parties, for a release of the infringement alleged in the letter. In connection with the offer, the Company made a provision of $500,000 in 2009. On September 9, 2010, the Company received additional correspondence from Flextronics alleging infringement of the same U.S. patent by another one of the Company’s products and expressing Flextronics’ interest in resuming negotiations. After negotiations with Flextronics, the Company reached a settlement with Flextronics in May 2011 pursuant to which Flextronics agreed to grant the Company a license for certain of its patents in exchange for a combination of upfront cash payment, discount on future purchases of the Company’s products and royalty payment for sale of certain products in all countries. The settlement did not give rise to any additional impact on the Company’s consolidated financial statements.

ZiZhu Project - In June 2004, the Company signed an investment agreement (the “Original Agreement”) with ZiZhu Science-based Industrial Park Development Company (“ZiZhu Development”). The Company committed to construct and operate new wafer manufacturing, testing and packaging facilities in ZiZhu Science Park and established BCD Shanghai to execute the investment agreement. The Company estimated the total project cost to be approximately $1 billion and BCD Shanghai’s registered capital was set at $334 million or 33% of the total projected cost in accordance with PRC regulations. ZiZhu Development agreed to sell to the Company a land use right for manufacturing and office facilities and to provide a cash subsidy to the Company. The land use right asset was recorded at historical cost and amortized over its expected life as disclosed in Note 9, and the cash subsidy of RMB32,393,596 by ZiZhu Development was recorded as performance obligation.

The Original Agreement was amended by a supplemental agreement (the “New Agreement) in January 2009 whereby 40,002 square meters of vacant land out of a total 109,809 square meters of land use right purchased by the Company under the Original Agreement was to be returned to ZiZhu Development. Upon completion of such return in August 2009, the Company reduced the carrying amount of the land use right asset and the performance obligation by RMB11,292,427 and RMB11,800,678, respectively.

In connection with certain expected changes to the agreement with ZiZhu Development, in November 2009, the Company established a new wholly-owned subsidiary, BCD ME, to which BCD Shanghai transferred in February 2010 the entirety of the land use right and its building located in ZiZhu Development Park. In April 2010, BCD Shanghai transferred the totality of its equity interest in BCD ME to SIM-BCD.

In August 2010, BCD Shanghai and BCD ME entered into a new investment agreement with ZiZhu Development (“New Agreement”) to replace the Original Agreement. The terms and conditions of the New Agreement are summarized as follows:

1.	The obligations of BCD ME under the New Agreement replace and supersede those of BCD Shanghai under the Original Agreement.

2.	Zizhu Development will not request BCD Shanghai to return the land on which the research and development center, testing facility and headquarters are located in accordance with the original agreement or its supplemental agreements.

3.	BCD ME commits to receiving capital injections in the amount of RMB130 million as registered capital.

4.	BCD ME will construct and operate new wafer manufacturing, packaging and testing facilities in ZiZhu Science Park.

5.	If BCD ME fails to fulfill its obligations referred to in 3 above, ZiZhu Development has the right to retrieve any land that is not developed by the end of 2012 at the same price as that paid by BCD Shanghai in 2006 pursuant to the Original Agreement.

In September 2010, BCD ME began the construction of the new fab. In October 2010, the Company began the process to dissolve BCD Shanghai. The dissolution of BCD Shanghai was completed in August 2012.

With the Original Agreement replaced by the New Agreement and BCD Shanghai dissolved, the Company’s obligation towards ZiZhu Development in terms of capital investment in ZiZhu Science Park was effectively reduced from the $1 billion under the Original Agreement to the RMB130 million under the New Agreement. With BCD ME assuming the obligations of BCD Shanghai, the New Agreement did not have any impact on the previously recorded performance obligation.

Pursuant to the New Agreement, the responsibilities of ZiZhu Development include providing certain electrical infrastructure for the new fab. In order to align the timing of the installation of the electrical infrastructure with the fab construction schedule, the Company lent $7.2 million to ZiZhu Development in June 2011. Of that amount, ZiZhu Development repaid $6.3 million as of December 31, 2012. The Company expects to receive the remaining repayment of the balance in 2013.

In January 2011, responding to a project of Minhang District Government to promote commercialization of high and new technology, BCD ME applied to Minhang District Government for a subsidy in support of its equipment purchase for the new fab. Based on an official description of the project, Minhang District Government will subsidize up to 10% of the total investment for a qualified new equipment purchase. By December 31, 2011, Minhang District Government paid BCD ME approximately $618,112 as an advance of such subsidy, which is subject to return if BCD ME fails to substantiate that the value of the machinery purchased for the new fab exceeds ten times the subsidy received. By the end of 2012, the value of the machinery purchased for the new fab exceeded ten times the subsidy received.

BCD ME received subsidies from the local governments and ZiZhu Development in relation to the land use right and equipment purchase in 2007 and 2011, respectively, and recognized such subsidies as performance obligation in noncurrent liabilities. Since the wafer manufacturing plant construction by BCD ME was completed by the end of December 2012, the Company fulfilled the obligation in connection with the subsidy at the end of 2012, and began to amortize the performance obligation over the life of the land use right and equipment.

16.	RETIREMENT BENEFIT PLAN

The employees of PRC subsidiaries are members of a State-managed retirement benefit plan operated by the PRC government. The PRC subsidiaries are required to contribute an amount equal to a specified percentage of their payroll costs to the retirement benefit plan to fund the benefits. The only obligation of the Company with respect to the retirement benefit plan is to make the specified contributions.

The expenses for the retirement benefit plan charged to income were $1,271,099, $1,850,182 and $2,573,470 for 2010, 2011 and 2012, respectively.

17.	FOREIGN CURRENCY FORWARD

During 2011 and 2012, the Company entered into foreign currency forward contracts with the Agricultural Bank of China, Bank of Nanjing, and Bank of China. The following table provides the details of forward contract transactions with these three banks.

			Notional Amount of Outstanding
	Contracted Notional Amount		Contracts (As of December 31)
Name of Bank	2011	2012	2011	2012
Agricultural Bank of China	$49,000,000	$—	$24,000,000	$—
Bank of Nanjing	30,000,000	82,000,000	30,000,000	64,000,000
Bank of China	—	5,086,455	—	5,086,455

	$79,000,000	$87,086,455	$54,000,000	$69,086,455

In accordance with forward contracts with Agricultural Bank of China and Bank of Nanjing, the Company is required to have on deposit 3%-5% of the notional amount of outstanding forward contracts (see Note 5). The forward contract with Bank of China required the Company to have on time deposit 100% of the notional amount of outstanding contract (see Note 5). The derivative instruments contracts were carried at fair value based on the quoted prices provided by the counter party. Since the quote prices are not derived from active markets, but are employing market observable inputs, such as forward rates of RMB to U.S. dollars applied by the counter party, the fair value is classified within level 2 of the fair value hierarchy in accordance with provisions of ASC Topic 820, “Fair Value Measurements and Disclosures.”

The forward contracts of $54,000,000 outstanding as of December 31, 2011 were all settled by September 30, 2012, while the forward contracts of $69,086,455 outstanding as of December 31, 2012 will be settled during the period from January 2013 to December 2013; the fair value of these outstanding derivative instruments contracts was $783,257 and $978,698 as of December 31, 2011 and 2012, respectively, and were recognized under other current assets in the consolidated balance sheets. As of December 31, 2011 and 2012, the fair values were determined by using the market approach by taking into account the contracted forward rates ranging from 6.281 to 6.456 and 6.310 to 6.456, respectively, and the market forward rates for residual period ranging from 6.271 to 6.283 and 6.231 to 6.352, respectively. The valuation gains of $761, 892, $21,365 and $195,441 for 2010, 2011 and 2012, respectively, were recognized as other income in relation to the derivative instruments contracts.

18.	CAPITAL LEASE OBLIGATION

In December 2009, the Company entered into a lease agreement for certain properties subject to capital leases. The obligations associated with these capital leases have been recorded. As of December 31, 2011 and 2012, the recorded value and accumulated depreciation of the properties subject to capital leases, which were included in leasehold improvements, were listed as below:

	December 31
	2011	2012
Acquisition costs	$396,769	$397,740
Less: Accumulated depreciation	(158,707)	(238,644)

	$238,062	$159,096

These capital lease obligations have principal payments due at various dates from 2010 through 2015. The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2012:

2013	$116,840
2014	116,840
2015	9,737

Total minimum lease payments	243,417
Less: Amount representing interest	(36,959)

Present value of net minimum lease payments	$206,458

19.	SHARE-BASED COMPENSATION

Stock Option Plan

In 2002, the board of directors adopted a Stock Option Plan (the “2002 Plan”). The 2002 Plan provides for the granting of stock options to employees, directors and consultants of the Company, with each option entitled to subscribe for one ordinary share. The Company generally issues new shares upon the exercise of stock options. Options granted under the 2002 Plan may be either incentive stock options or nonstatutory stock options, as determined by the board of directors. Options under the 2002 Plan may be granted for up to ten years at a price on the date of grant as determined by the board of directors. These options will normally vest at 25% on each of the first, second, third and fourth anniversary of the commencement date subject to the option grantee’s continuing as an employee of the Company. In addition, some options were granted to certain engineers or consultants as compensation which shall be vested depending on the achievement of predetermined milestones of projects. In the event of a merger or a change in control of the Company, each outstanding option shall be immediately fully vested if the successor in a merger or change in control refuses to assume or substitute for the option.

On November 19, 2010, the Company held an extraordinary general meeting of the shareholders to approve a new equity incentive plan (the “2010 Plan”) along with the termination of the 2002 Plan, effective upon the closing of the Company’s IPO. The 2010 Plan provides for the grant of incentive stock options to employees of the Company and for the grant of nonstatutory stock options, restricted shares, restricted share units, share appreciation rights, performance units and performance shares to the employees, directors and consultants of the Company. The 2002 Plan will continue, however, to govern the terms and conditions of any outstanding awards previously granted thereunder. As of December 31, 2012, 14,367,438 options were granted and outstanding under the 2002 Plan. Upon the adoption of the 2010 Plan on November 19, 2010, the 2010 Plan replaced the existing 2002 Plan, and as a result, no additional awards could be made under the 2002 plan. After its IPO, the Company generally issues new shares represented by ADSs upon the exercise of stock options. The general terms and conditions of the options granted under the 2010 Plan are the same as those under the 2002 Plan mentioned above. Similar to the 2002 Plan, the 2010 Plan also provides an accelerated vesting mechanism in the event of a merger or change in control of the Company; however, it is not required to treat all options similarly in the transaction. Options granted under the 2010 Plan may be either incentive stock options or nonstatutory stock options, as determined by the board of directors, and these options will normally vest at 25% on the day preceding each of the first, second, third and fourth anniversary of the commencement date subject to the option grantee’s continuing as an employee of the Company. Options under the 2010 Plan may also be granted for up to ten years at a price on the date of grant as determined by the board of directors. The 2010 Plan has an additional feature that allows the option reserve to automatically increase at the beginning of each fiscal year by the least of (i) 10,000,000 ordinary shares; (ii) four percent (4%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year; or (iii) such number of ordinary shares determined by the Board. On February 3, 2012, the board of directors adopted a resolution to not increase the option reserve for the year 2012. At the Company’s IPO, the maximum aggregate number of ordinary shares that may be issued under the 2002 Plan and 2010 Plan were 27,500,000 and 12,725,944, respectively. As of December 31, 2012, there were 5,690,722 ordinary shares available for grant under the 2002 Plan and the 2010 Plan.

A summary of option activity under Company’ stock option program as of December 31, 2012 and changes during the period then ended are presented below:

			Weighted
		Weighted	Average
	Number of	Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term	Value
Outstanding options at December 31, 2011	18,884,878	$0.88
Granted	4,408,824	0.74
Exercised	(1,169,424)	0.15
Forfeited or expired	(721,870)	1.40

Outstanding options at December 31, 2012	21,402,408	0.87	6.38	$10,933,255

Vested or expected to vest options at December 31, 2012	19,178,072	0.85	6.10	$10,112,457

Exercisable options at December 31, 2012	13,807,183	0.79	5.21	$7,994,325

The weighted-average grant-date fair value of options granted during 2010, 2011 and 2012 was $1.13, $0.75 and $0.38, respectively. The total intrinsic value of options exercised during 2010, 2011 and 2012 was $953,390, $483,758 and $688,833, respectively.

Options granted under the Company’ stock option program in 2012 are summarized as follows:

	Number of		Fair Value of
	Options	Exercise	Ordinary	Intrinsic
	Granted	Price	Shares	Value
February 3, 2012	3,371,568	$0.70	$0.70	$—
April 28, 2012	761,208	0.97	0.97	—
July 27, 2012	175,008	0.65	0.65	—
October 26, 2012	101,040	0.66	0.66	—

	4,408,824

The options outstanding and exercisable by exercise price as of December 31, 2012 were as follows:

	Options Outstanding
			Weighted	Options Exercisable
		Weighted	Average		Weighted
		Average	Remaining		Average
	Number of	Exercise	Contractual	Number of	Exercise
	Options	Price	Term	Options	Price
< $1.00	16,617,848	$0.61	5.95	11,614,205	$0.57
$1.00-$2.00	3,178,314	1.48	8.22	1,224,232	1.52
> $2.00	1,606,246	2.36	7.16	968,746	2.40

	21,402,408	0.87	6.38	13,807,183	0.79

As of December 31, 2012, there was $2,254,091 of total unrecognized compensation expense related to nonvested share-based compensation arrangements granted under the plan. The expense is expected to be recognized over a weighted-average period of 1.62 years.

The compensation expense related to stock options was $1,751,422, $1,996,984 and $1,377,289 for 2010, 2011 and 2012, respectively. The Company calculated the fair value of each option granted on the date of grant using the Black-Scholes option pricing model and the assumptions shown in the table below. The risk-free interest rate is based on the China Government Bond market yield in effect at the time of grant. The expected term was estimated based on the date of grant, expiration date and vesting period as stated in the stock option agreement. Expected volatilities are based on historical volatilities of stock prices of companies similar to the Company for a period equal to the options’ expected life. The dividend yield is zero as the Company has never declared or paid dividends on the ordinary shares or other securities and does not anticipate paying dividends in the foreseeable future. The expected forfeiture rate is based on historical experience and expectations about future forfeitures.

	Years Ended December 31
	2010	2011	2012
Risk-free interest rate	1.89%-2.86%	1.90%-2.32%	1.34%-2.44%
Expected term (in years)	5-6	5-6	5-6
Expected volatility	55.7%-58.2%	54.0%-55.3%	51.6%-54.2%
Expected dividend yield	—	—	—
Expected forfeiture rate	14%	12%	11%

The board of directors approved, by unanimous written consent on April 17, 2009, a PRC Option Extension Program which was further amended by the Board written consent on June 9, 2009. This program provides each PRC optionee an opportunity, upon ceasing to be an employee of the Company to elect to amend his option to extend the term of vested portion of such option by signing the Amended PRC Option Agreement and paying non-refundable consideration equal to aggregate exercise price. In September 2010, the board of directors approved to discontinue the PRC Option Extension Program at the following dates whichever is later: six months after the completion of the IPO, or the date the related government authorities permit the Company’s PRC employees to exercise the options. The Company completed its IPO in February 2011 and the related government authorities have authorized the Company’s PRC employees to exercise the option in

September 2011 and thereupon the PRC Option Extension Program was terminated. In 2010 and 2011, respectively, 34 and 17 employees elected to pay the consideration, which aggregated to $18,459 and $7,069 to obtain the right of extension of the vested options and resulted in incremental expense of $200,355 and $38,236 for year ended 2010 and 2011, respectively.

The Board of Directors approved an Option Repricing Program in April 2009. According to this program, those options which had an exercise price in excess of $0.27 owned by service providers of the Company were amended to reduce the exercise price to $0.27 subject to obtaining the consent of those optionees. As a result of the program, 4,883,550 options with exercise prices ranging from $0.48 to $2.68 were amended to $0.27. An incremental charge of $50,736, $85,288 and $2,982 was expensed in 2010, 2011 and 2012 respectively.

Cash received from option exercise under the 2002 and 2010 Plan for the years ended December 31, 2010, 2011 and 2012 was $131,462, $172,773 and $169,628, respectively.

As of December 31, 2012 authorized ordinary shares reserved for future issuance were as follows:

Exercise of warrants to purchase ordinary shares	2,152,501
Exercise of options to purchase ordinary shares
Granted and outstanding	21,402,408
Available for grant	5,690,722

29,245,631

20.	SHAREHOLDERS’ EQUITY

Initial public offering

On February 2, 2011, the Company completed its initial public offering on the Nasdaq Global Select Market under the symbol “BCDS”. The Company offered a total of 6,000,000 American Depositary Shares (hereafter, referred to as ADSs) representing 36,000,000 ordinary shares, including 1,666,667 ADSs from selling shareholders. In addition, the Company granted the underwriters an overallotment option for a period of 30 days to purchase up to 900,000 ADSs. Including the proceeds from the exercise of 693,305 ADSs of the overallotment option, the Company received a total of $49,085,090 as IPO cash proceeds (before expense), net of the proceeds paid to selling shareholders. Total offering expenses were $2.86 million in 2011.

Conversion of preference shares and warrant to purchase preference shares

From 2002 to 2004, BCD issued Series A, B and C convertible preference shares with certain dividend, redemption, conversion and liquidation rights. Because of those rights, the preference shares were recorded as mezzanine equity in accordance with ASC Topic 480, “Distinguishing Liabilities from Equity.” The effective conversion prices of the Series A, B, and C preference shares exceeded the fair value of ordinary shares at each grant date. Therefore, the preference shares did not have beneficial conversion features. Prior to the conversion of the Series A, B and C preference shares to ordinary shares on February 2, 2011, no event triggered conversion price adjustment and number of Series A, B and C preference shares outstanding were 27,660,000, 10,575,289 and 20,000,000 respectively. The dividend rights were applicable only in the event of declaration of dividends, and no dividends were declared.

The Company’s initial public offering closed on February 2, 2011. As a result of the reduced conversion price of Series C preference shares, the Company issued an additional 5,000,000 ordinary shares upon the closing. Based on the closing price of $10.96 per ADS (approximately $1.83 per ordinary share) on February 2, 2011, those 5,000,000 ordinary shares were valued at $9,133,333 and recorded as a deemed dividend paid to Series C preference shares.

Also upon the closing of the Company’s initial public offering, all of the Company’s Series A, B and C preference shares were converted into a total of 63,235,289 ordinary shares which, together with the additional 5,000,000 ordinary shares, resulted in an increase of share capital and additional paid in capital in the amount of $63,235 and $99,639,272, respectively.

The Company also issued warrants to purchase 1,600,000 shares of Series C preference shares with an exercise price of $2.50 per share to certain investors in connection with the Series C preference shares financing in April 2004. The warrants were immediately exercisable and were to expire on the earlier of April 2009 or the closing of an IPO. On November 19, 2010, the Company’s shareholders approved, with immediate effect, certain amendments to the terms of the Series C warrants such that, (a) upon the closing of the IPO, the shares to be issued upon the exercise of the warrants are 2,000,001 ordinary shares rather than 1,600,000 Series C preference shares, (b) the exercise price is $2.00 rather than $2.50 and (c) the warrants expire on April 27, 2014 rather than upon the IPO. Subsequently, upon the completion of the qualified IPO on February 2, 2011, the warrants to purchase Series C preference shares were converted to warrants to purchase ordinary shares, which resulted in reduction of warrant liability and an increase of additional paid in capital. None of warrants to purchase ordinary shares were exercised as of December 31, 2012.

The Company adopted the provisions of ASC Topic 820, “Fair Value Measurement,” which defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. The Company measures warrant liability at fair value on a recurring basis. The fair value is classified within level 3 of the fair value hierarchy because the Company determined that significant assumptions using unobservable inputs were required to determine fair value as of the measurement date.

As of December 31, 2010 and February 2, 2011, the warrant liability was remeasured to $1,397,973 and $653,376, using the Black-Scholes option pricing model with assumptions of a risk free interest rate of 1.18% and 1.316%, an expected life of 0.5 year and 1.62 years, 38.38% and 40.95% volatility and no dividend yield, respectively. The changes in fair value of the warrant liability of $613,200 and $744,597 were recognized as valuation gains in 2010 and 2011, respectively. The significant unobservable inputs used in the fair value measurement of the warrant liability are expected life, volatility of stock prices of comparable companies, and fair value of Series C preference shares. Generally, the expected life was determined by the time spread of date of measurement and expiry date of warrant to purchase Series C preference shares, the volatility of stock prices of comparable companies was determined by reference to the stock prices of the comparable companies. The fair value of Series C preference shares was obtained by using the valuation conclusions from the external appraiser mainly on the basis of the income approach method, or determined by reference to Company’s own stock price. The fair values of Series C preference shares as of December 31, 2010 and the date of conversion to ordinary share were $3.30 and $1.83, respectively. Significant increases or decreases in any of those inputs in isolation would result in a significant higher or lower fair value measurement. The most critical input in the fair value determination of warrant liability is the fair value of Series C preference shares. However, the increase in fair value of Series C preference shares is not necessarily accompanied by a directionally similar or opposite change in other inputs.

The following table provides a reconciliation of the beginning and ending balances for warrant liability (Nil in 2012):

	Fair Value Measurements
	Using Significant Unobservable
	Inputs (Level 3)
	2010	2011
Warrants to purchase Series C preference shares
Beginning balance	$2,011,173	$1,397,973
Total gains or losses (realized/unrealized) Included in earnings	(613,200)	(744,597)
Conversion to warrants to purchase ordinary shares and included in the additional pain in capital	—	(653,376)
Transfer in or out of level 3	—	—

Ending balance	$1,397,973	$—

Share repurchase program

In the third quarter of 2011, the Board authorized a share repurchase program under which management may exercise discretion to repurchase up to $20 million of the Company’s American Depositary Shares (“ADSs”).

This share repurchase program will be funded with the Company’s cash on hand. The repurchase program does not obligate the Company to repurchase a minimum number of shares, and the program may be suspended or retired without prior notice. The Company repurchased a total of 290,130 ADSs, equivalent to 1,740,780 ordinary shares and 650,525 ADSs, equivalent to 3,903,150 ordinary shares, for 2011 and 2012, respectively, from the open market, at the average price of $5.12 and $4.15 per ADS. As the Company plans to retire all of the shares repurchased, it used the par-value method to record the costs of share repurchase, which resulted in a reduction in our additional paid-in capital in the amount of $1,495,014 and $2,717,416 for 2011 and 2012, respectively.

In the third quarter of 2012, the Board approved the retirement of repurchased ADSs. As of December 31, 2012, the Company retired 500,335 ADSs, equivalent to 3,002,010 ordinary shares.

Expiration of warrants to purchase ordinary shares

In August 2012, 50,000 warrants to purchase ordinary shares which were issued to an outside consultant in November 2005 expired. The exercise price of these expired warrants is $1.00.

21.	RESTRICTED NET ASSETS

Pursuant to the laws and regulations and the respective Articles of Association, the subsidiaries of the Company in PRC must make appropriations from earnings, net of losses of the previous years, to non-distributable funds, e.g. reserve fund, which could affect the subsidiaries’ ability to pay cash dividends, if any. Under applicable laws and regulations, the subsidiaries may only distribute dividends after they have made appropriations as determined under PRC GAAP at each year-end. As of December 31, 2012, RMB19,004,244 (equivalent to $3,023,506) has been appropriated, and RMB9,054,077 (equivalent to $1,440,470) is to be appropriated in 2013, as legal reserve funds by SIM-BCD; while no funds have been appropriated for other PRC subsidiaries due to the accumulated deficits.

As a result of these laws and regulations, the subsidiaries in PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. The restricted portion amounted to $98,188,423 and $93,259,413 as of December 31, 2011 and 2012, respectively. As the restricted net assets exceeded certain thresholds, the Company has disclosed below the Financial Statement Schedule I in accordance with Rules 12-04(a), 4-08(e)(3) and 5-04(c) of Regulation S-X.

22.	SEGMENT AND GEOGRAPHIC INFORMATION

The Company is engaged primarily in the design, manufacturing and marketing of analog ICs and other semiconductor businesses. The Company’s chief operating decision maker has been identified as the Chief Executive Officer, who reviews the consolidated results of manufacturing operations when making decisions about allocating resources and assessing performance of the Company. The Company believes it operates in one reportable segment.

The following is a summary of net revenue by geographic area based on the location to which products are shipped:

	Years Ended December 31
	2010	2011	2012
Total net revenue:
PRC and Hong Kong	$79,944,142	$93,724,333	$93,542,240
Taiwan	32,661,940	29,554,151	31,660,517
South Korea	12,149,927	9,529,049	11,742,676
North America	3,511,341	4,557,118	3,164,643
Others	4,563,162	2,498,660	2,734,505

	$132,830,512	$139,863,311	$142,844,581

The net revenue from external customers for each group of similar products and services based on product specificity are summarized as follows:

	Years Ended December 31
	2010	2011	2012
Product revenue
Linear IC	$82,592,258	$78,149,607	$68,404,243
AC/DC IC	27,156,882	30,936,523	40,324,943
DC/DC IC	7,424,520	10,487,285	15,394,257
Other IC	5,907,751	10,226,997	11,071,578
Service revenue
Foundry services	9,749,101	10,062,899	7,649,560

	$132,830,512	$139,863,311	$142,844,581

The locations and net book value of long-lived assets were as follows:

	December 31
	2011	2012
PRC	$68,960,123	$94,524,699
Taiwan	2,517,018	2,174,349
South Korea	43,622	61,277
North America	—	—

	$71,520,763	$96,760,325

The majority of the Company’s sales are to distributors, which then sell to end customers. For the years ended December 31, 2010, 2011, no distributor accounted for 10% or more of net revenue. For the year ended December 31, 2012, one distributor accounted for 10.3% of the total net revenue.

23.	SUBSEQUENT EVENTS

The Company completed the merger with “Diodes” on March 5, 2013 (the “Closing Date”). All the ADS or ordinary shares outstanding at the Closing Date were acquired by “Diodes” at the price of $8.00 per ADS or approximately $1.33 per ordinary share, respectively. In addition, stock options and warrants with exercise prices lower than $1.33 per share outstanding at the Closing Date, were immediately vested regardless of their original vesting schedules while stock options and warrants with exercise prices higher than $1.33 were cancelled pursuant to the Merger Agreement.

Additional Information - Financial Statement Schedule I

This financial statement schedule has been prepared in conformity with accounting principles generally accepted in the United States of America.

BCD SEMICONDUCTOR MANUFACTURING LIMITED

NOTES TO SCHEDULE I

Schedule I has been provided pursuant to the requirements of Rules 12-04(a), 4-08(e)(3) and 5-04(c) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented, as the restricted net assets of BCD’s consolidated subsidiaries not available for distribution to BCD as of December 31, 2011 and 2012 of $98,188,423 and $93,259,413, respectively, exceeded certain thresholds. The condensed financial information of BCD has been presented as of December 31, 2011 and 2012, and for the each of the three years in the period ended December 31, 2012, using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company has used the equity method to account for its investment in the subsidiaries. These parent-only financial statements should be read in conjunction with the BCD Semiconductor Manufacturing Limited’s Consolidated Financial Statements included elsewhere herein.

BCD SEMICONDUCTOR MANUFACTURING LIMITED

ADDITIONAL INFORMATION - FINANCIAL STATEMENT SCHEDULE I

CONDENSED BALANCE SHEETS OF PARENT COMPANY

(In U.S. Dollars)

	As of December 31
	2011	2012
ASSETS
CURRENT ASSETS
Cash	$526,192	$78,719
Intercompany receivable	26,168,352	29,335,414
Other current assets	60,632	—

Total current assets	26,755,176	29,414,133
LONG TERM INVESTMENT IN SUBSIDIARIES	116,228,462	121,189,594

TOTAL	$142,983,638	$150,603,727

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Intercompany payable	$389,697	$217,868
Accrued expenses	827,016	1,332,924
Other current liabilities	1,907,116	1,861,524

Total current liabilities	3,123,829	3,412,316
OTHER LIABILITIES
Deferred grant - noncurrent	410,705	261,971

Total liabilities	3,534,534	3,674,287

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.001 par value, authorized - 1,000,000,000 shares as of December 31, 2011 and 2012, issued - 111,334,002 and 109,501,416 shares as of December 31, 2011 and 2012, respectively; outstanding - 109,593,222 and 106,859,496 shares as of December 31, 2011 and 2012, respectively	111,334	109,501
Additional paid-in capital	160,242,021	159,071,759
Accumulated other comprehensive income	12,567,986	12,839,758
Accumulated deficit	(33,470,496)	(25,088,936)
Treasury stock - 1,740,780 and 2,641,920 shares as of December 31, 2011and 2012, respectively	(1,741)	(2,642)

Total shareholders’ equity	139,449,104	146,929,440

TOTAL	$142,983,638	$150,603,727

BCD SEMICONDUCTOR MANUFACTURING LIMITED

ADDITIONAL INFORMATION - FINANCIAL STATEMENT SCHEDULE I

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME OF PARENT COMPANY

(In U.S. Dollars)

	Years Ended December 31
	2010	2011	2012
OPERATING EXPENSES
Research and development	$425,313	$123,068	$136,978
Selling and marketing	267,805	248,833	265,222
General and administrative	5,085,546	5,161,466	6,301,105

Total operating expenses	5,778,664	5,533,367	6,703,305

LOSS FROM OPERATIONS	(5,778,664)	(5,533,367)	(6,703,305)
OTHER INCOME (EXPENSE), NET
Gain on valuation of warrant liability	613,200	744,597	—
Other income (expense), net	(13,772)	217,566	304,000

LOSS BEFORE INCOME TAX EXPENSE	(5,179,236)	(4,571,204)	(6,399,305)
EQUITY IN EARNINGS OF SUBSIDIARIES	25,616,349	18,040,394	14,780,865

NET INCOME ATTRIBUTABLE TO THE COMPANY	$20,437,113	$13,469,190	$8,381,560

COMPREHENSIVE INCOME
Net income attributable to the Company	$20,437,113	$13,469,190	$8,381,560
Other comprehensive income, net of tax of $0 for each of the years ended December 31, 2010, 2011 and 2012
Foreign currency translation adjustments	2,507,055	4,309,261	271,772

Comprehensive income attributable to the Company	$22,944,168	$17,778,451	$8,653,332

BCD SEMICONDUCTOR MANUFACTURING LIMITED

ADDITIONAL INFORMATION - FINANCIAL STATEMENT SCHEDULE I

CONDENSED STATEMENTS OF CASH FLOWS OF PARENT COMPANY

(In U.S. Dollars)

	Years Ended December 31
	2010	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$20,437,113	$13,469,190	$8,381,560
Adjustments to reconcile net income to net cash used in operating activities
Equity in earnings of subsidiaries	(25,616,349)	(18,040,394)	(14,780,865)
Change in acquisition earn-out payment	—	—	(147,905)
Share-based compensation expense	736,809	390,606	227,146
Amortization	77,400	77,400	—
Gain on valuation of warrant liability	(613,200)	(744,597)	—
Change in operating assets and liabilities
Other current assets	(369)	614	—
Accrued expense	(90,283)	(529,273)	505,908
Other current liabilities	(80)	617,158	(192,152)

Net cash used in operating activities	(5,068,959)	(4,759,296)	(6,006,308)

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in intercompany receivable	(982,133)	(25,186,219)	(3,167,062)
Increase (decrease) in intercompany payable	6,387,142	(11,750,464)	(171,829)
Proceeds from liquidation a subsidiary	—	—	11,241,650
Acquisition of Auramicro	—	(4,908,708)	—
Proceeds from settlement of escrow account of Auramicro acquisition	—	—	208,536

Net cash provided by (used in) investing activities	5,405,009	(41,845,391)	8,111,295

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for offering expenses	(458,295)	(2,404,539)	—
Proceeds received from initial public offering	—	49,085,090	—
Exercise of stock options	131,462	172,773	168,859
Repurchase of treasury stock	—	(1,496,755)	(2,721,319)

Net cash provided by (used in) financing activities	(326,833)	45,356,569	(2,552,460)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,217	(1,248,118)	(447,473)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,765,093	1,774,310	526,192

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,774,310	$526,192	$78,719

(Continued)

	Years Ended December 31
	2010	2011	2012
SUPPLEMENTAL DISCLOSURE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:
Decrease in treasury stock caused by share retirement	$—	$—	$3,002

Decrease in ordinary shares caused by share retirement	$—	$—	$(3,002)

TRANSACTION AFFECTING BOTH CASH AND NON-CASH ITEMS
Total charges of offering expense	$—	$2,862,834	$—
Increase (decrease) in deferred offering expenses	1,956,571	(1,956,571)	—
Decrease (increase) in accrued offering expenses	(1,498,276)	1,498,276	—

Cash paid for offering expenses	$458,295	$2,404,539	$—

Total exercise price of stock options exercised	$131,462	$172,773	$171,034
Increase in other receivables	—	—	(1,406)

Cash received from exercise of stock options	$131,462	$172,773	$169,628

(Concluded)